   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 20, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            IMAGEWARE SYSTEMS, INC.

                 (Name of small business issuer in its charter)

          CALIFORNIA                         7373                         33-0224167
 (State or other Jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
              of                 Classification Code Number)         Identification No.)
Incorporation or Organization)

                              10883 THORNMINT ROAD
                          SAN DIEGO, CALIFORNIA 92127
                                 (858) 673-8600

(Address and telephone number of principal executive offices and principal place of business)

                        S. JAMES MILLER, JR., PRESIDENT
                            IMAGEWARE SYSTEMS, INC.
                              10883 THORNMINT ROAD
                          SAN DIEGO, CALIFORNIA 92127
                                 (858) 673-8600

           (Name, address and telephone number of agent for service)
                            ------------------------

                                   COPIES TO:

       ROBERT G. COPELAND, ESQ.                  THOMAS P. PALMER, ESQ.
       DENNIS J. DOUCETTE, ESQ.                      Tonkon Torp LLP
 Luce, Forward, Hamilton & Scripps LLP             1600 Pioneer Tower
     600 West Broadway, Suite 2600                 888 SW Fifth Avenue
      San Diego, California 92101                Portland, Oregon 97204
            (619) 699-2517                           (503) 802-2018
         (619) 645-5322 (fax)                     (503) 972-3718 (fax)

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES      AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED                REGISTERED           SECURITY(1)             PRICE                 FEE
Units, each consisting of(2).......       1,725,000             $10.00             $17,250,000            $4,554
  (i) one share of common stock,
    and............................       1,725,000               --                   --                   --
  (ii) one warrant to purchase one
    share of common stock..........       1,725,000               --                   --                   --
Representative's warrants(3).......        150,000                --                   --                   --
Units issuable upon exercise of
  representative's warrants, each
  consisting of....................        150,000              $12.00             $1,800,000              $476
  (i) one share of common stock,
    and............................        150,000                --                   --                   --
  (ii) one warrant to purchase one
    share of common stock..........        150,000                --                   --                   --
Common stock issuable upon exercise
  of warrants, including warrants
  underlying representative's
  warrants(4)......................       1,875,000             $15.00             $28,125,000            $7,425
Total..............................                                                $47,175,000            $12,455

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933.

(2) Includes 225,000 units which Paulson Investment Company, Inc., the representative of the underwriters, has the option to purchase to cover over-allotments, if any.

(3) In connection with the sale of the units, ImageWare Systems, Inc. will issue to the representative warrants to purchase, in the aggregate, up to 150,000 units.

(4) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered such additional shares and warrants as may be issuable pursuant to the anti-dilution provisions of the public warrants and the representative's warrants.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             PRELIMINARY PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION
DATED DECEMBER 20, 1999

                                1,500,000 UNITS

                                     [LOGO]

    This is an initial public offering of units by ImageWare Systems, Inc. Each unit consists of one share of common stock and one redeemable public warrant to purchase one share of common stock. We expect that the initial public offering price will be between $8 and $10 per unit. Prior to this offering, there has been no public market for our securities. We have filed an application to list the units, the common stock and the public warrants on The Nasdaq SmallCap Market under the symbols "IWSIU," "IWSI" and "IWSIW."

    The common stock and warrants will trade only as a unit for at least
30 days following this offering. The representative of the underwriters will then determine when the units separate, after which the common stock and the public warrants will trade separately.

    INVESTING IN THESE UNITS INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                              PER UNIT      TOTAL
                                                              --------   -----------
Initial public offering price...............................   $    .    $
Underwriting discounts and commissions......................   $    .    $
Proceeds to ImageWare Systems, Inc..........................   $    .    $

    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Paulson Investment Company, Inc. is the representative of the underwriters. We have granted the representative the option for a period of 45 days to purchase up to an additional 225,000 units to cover over-allotments.

                        PAULSON INVESTMENT COMPANY, INC.

                  The date of this prospectus is       , 1999.

                                   [artwork]

    WE HAVE THE FOLLOWING REGISTERED TRADEMARKS:
IMAGEWARE-REGISTERED TRADEMARK-, C.R.I.M.E.S.-REGISTERED TRADEMARK-, SUSPECT ID-REGISTERED TRADEMARK-, VEHICLE ID-REGISTERED TRADEMARK-, IMAGE
WIZARD-REGISTERED TRADEMARK-, PEOPLE POSTCARDS-REGISTERED TRADEMARK- AND MORPHWIZARD-REGISTERED TRADEMARK-. WE ALSO HAVE THE FOLLOWING UNREGISTERED
TRADEMARKS: CRIME CAPTURE SYSTEM-TM-, FACE ID-TM-, CRIME LAB-TM-, CRIME WEB-TM-, FACE INVESTIGATE-TM- AND FORCE FIELD 2000-TM-.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN THE UNITS. BEFORE MAKING AN INVESTMENT DECISION, YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION, THE FINANCIAL STATEMENTS AND THE NOTES TO THE FINANCIAL STATEMENTS.

    HISTORICAL INFORMATION REGARDING OUR SECURITIES HAS BEEN ADJUSTED TO REFLECT A 5.275-TO-1 REVERSE STOCK SPLIT EFFECTED ON NOVEMBER 29, 1999. EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES NO EXERCISE OF THE REPRESENTATIVE'S OVER-ALLOTMENT OPTION OR THE REPRESENTATIVE'S WARRANTS. REFERENCES TO "US," THE "COMPANY" OR "IMAGEWARE" INCLUDE IMAGEWARE
SYSTEMS, INC. AND OUR WHOLLY-OWNED SUBSIDIARY, XIMAGE CORPORATION, UNLESS OTHERWISE INDICATED.

                                  OUR COMPANY

    We develop, sell and support a suite of modular software products that is used by law enforcement and public safety agencies to manage criminal history records. Our software systems and associated hardware allow our customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. Our products are currently being used by government agencies such as the New York City Police Department, the Los Angeles County Sheriff's Department, the Arizona Department of Public Safety, the Montreal Police Department and law enforcement agencies in Minneapolis, Portland, Seattle, Indianapolis and Orlando.

    The National Institute of Justice estimated in 1998 that there were approximately 60 million criminal history records and that this number is increasing by more than 20 million per year. Police, sheriffs, FBI officials, airport police and many others all have a need to quickly access criminal records to identify criminal suspects and offenders by visual descriptions. Many law enforcement booking systems are still merely an inefficient file of paper records which cannot be accessed quickly or from a remote location. In many places, witnesses still flip through books of photographs to try to identify a suspect. In light of these inefficiencies and the large number of criminal records, many agencies are turning to new technologies to increase their ability to quickly access these records to identify, locate and arrest criminal suspects.

    To take advantage of the growing law enforcement market for digital imaging technology, we have developed a suite of modular software products known as the Crime Reduction, Image Management and Enhancement System, or "C.R.I.M.E.S." The C.R.I.M.E.S. system consists of the following software modules, which may also be purchased individually: The Crime Capture System, Face ID, Suspect ID, Crime Lab and Vehicle ID. To date, our products have been used by more than 450 customers.

    The key elements of our business strategy include the following:

    - Fully exploit the expanding law enforcement and public safety markets.

    - Enhance existing products and develop new products to allow Internet and wireless real-time access to criminal record databases.

    - Expand into related public safety applications such as inmate control for correctional facilities, remote check-in of parolees and probationers, gun registration and the identification of missing children.

    - Penetrate the access control and identification markets for large customers such as corporations, hospitals, universities and government agencies.

    - Acquire other businesses in order to expand our customer base, increase the range of products we offer to our customers and enter new markets.

    ImageWare Systems, Inc. was incorporated in California in February 1987 as Practically Perfect Productions, Inc. and changed its name to ImageWare Software, Inc. in July 1992. We first focused on the law enforcement and public safety markets in 1994 and originally introduced our C.R.I.M.E.S. system in August 1995. We acquired XImage Corporation in January 1998. We changed our name to ImageWare Systems, Inc. in November 1999. Our headquarters are located at 10883 Thornmint Road, San Diego, California 92127, and our telephone number is
(858) 673-8600. Our website address is WWW.IWSINC.COM. Information contained on our website or any other website does not constitute a part of this prospectus.

                                 THIS OFFERING

Securities offered...........................  1,500,000 units. Each unit consists of one share of common stock and one public warrant
                                               to purchase an additional share of common
                                               stock.

                                               The common stock and public warrants will
                                               trade only as a unit for at least 30 days
                                               following this offering. The representative
                                               of the underwriters will then determine when
                                               the units separate, after which the common
                                               stock and the public warrants will trade
                                               separately.

Public warrants..............................  The public warrants included in the units will be exercisable commencing 30 days after
                                               the offering. The exercise price of a public
                                               warrant is 120% of the initial public
                                               offering price of the units during the first
                                               year after the offering and 150% of the
                                               initial public offering price of the units
                                               thereafter. The public warrants expire on the
                                               fifth anniversary of the closing of the
                                               offering.

                                               We have the right, commencing six months
                                               after the closing of the offering, to redeem
                                               the public warrants issued in the offering at
                                               a redemption price of $0.25 per public
                                               warrant, after providing 30 days prior
                                               written notice to the public warrant holders,
                                               if the average closing bid price of the
                                               common stock equals or exceeds 200% of the
                                               initial public offering price of the units
                                               for ten consecutive trading days ending prior
                                               to the date of the notice of redemption.

Common stock outstanding after this            2,655,482 shares
  offering...................................

Use of proceeds..............................  Repayment of debt, sales and marketing, research and development and working capital.

Proposed Nasdaq SmallCap Market symbols

  Common stock...............................  IWSI

  Units offered in this offering.............  IWSIU

  Public warrants included in the units......  IWSIW

    The number of shares of common stock outstanding after this offering is based on 1,155,482 shares outstanding as of December 13, 1999, after a 5.275-to-1 reverse stock split effected November 29, 1999. The number of shares of common stock outstanding after this offering assumes no exercise of the underwriters' over-allotment option and does not include an aggregate of 2,685,141 shares of common stock that may become outstanding as follows:

    - approximately 86,982 shares of common stock issuable upon voluntary conversion of all of the outstanding shares of Series B Preferred Stock plus accrued but unpaid dividends thereon;

    - 431,610 shares of common stock issuable upon exercise of stock options outstanding as of December 13, 1999, with a weighted average exercise price of $6.96;

    - 328,662 shares of common stock issuable upon exercise of warrants outstanding as of December 13, 1999, with a weighted average exercise price of $9.02;

    - 37,887 shares of common stock issuable upon conversion of convertible notes outstanding as of December 13, 1999;

    - 1,500,000 shares of common stock issuable upon exercise of the public warrants; and

    - 300,000 shares of common stock issuable upon exercise of the representative's warrants and the public warrants underlying the representative's warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                              ------------------------   -------------------------
                                                 1997         1998          1998          1999
                                              ----------   -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Product...................................  $  459,358   $ 2,708,856   $ 1,932,813   $ 2,531,144
  Maintenance...............................       2,610     1,307,286     1,004,328       954,321
  License and other.........................   2,434,108       220,175       150,978         9,319
                                              ----------   -----------   -----------   -----------
                                               2,896,076     4,236,317     3,088,119     3,494,784
Cost of Revenues
  Product...................................      77,584     1,354,920       764,122       943,004
  Maintenance...............................          --     1,065,740       927,680       607,171
                                              ----------   -----------   -----------   -----------
Gross margin................................   2,818,492     1,815,657     1,396,317     1,944,609
                                              ----------   -----------   -----------   -----------
Operating, general and administrative
  expenses..................................   1,436,447     2,265,312     1,676,542     1,874,811
Sales and marketing expenses................     918,557       960,246       714,276       701,183
Research and development expenses...........     482,834       831,034       569,443       836,542
Depreciation and amortization...............     167,402       988,838       723,869       725,234
                                              ----------   -----------   -----------   -----------
                                               3,005,240     5,045,430     3,684,130     4,137,770
                                              ----------   -----------   -----------   -----------
  Loss from operations......................    (186,748)   (3,229,773)   (2,287,813)   (2,193,161)
                                              ----------   -----------   -----------   -----------
Interest expense, net.......................      17,629       204,287       155,633       239,939
                                              ----------   -----------   -----------   -----------
  Loss before income taxes..................    (204,377)   (3,434,060)   (2,443,446)   (2,433,100)
                                              ----------   -----------   -----------   -----------
Provision for income taxes..................     196,104            --            --            --
                                              ----------   -----------   -----------   -----------
  Net loss..................................  $ (400,481)  $(3,434,060)  $(2,443,446)  $(2,433,100)
                                              ==========   ===========   ===========   ===========
Net loss per common share...................  $     (.70)  $     (4.08)  $     (2.91)  $     (2.56)
                                              ==========   ===========   ===========   ===========
Basic and diluted weighted average shares...     680,273       861,875       860,674       974,283
                                              ==========   ===========   ===========   ===========

                                                                 SEPTEMBER 30, 1999
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
BALANCE SHEET DATA:                                           -----------   -----------
                                                                     (UNAUDITED)
Cash........................................................  $    89,216   $ 6,785,946
Net intangible assets.......................................    2,115,284     2,115,284
Total assets................................................    3,938,274    10,635,004
Total current liabilities...................................    6,428,765     1,754,731
Notes payable, net of current portion.......................      165,022       165,022
Total liabilities...........................................    6,593,787     1,919,753
Total shareholders' equity (deficit)........................   (2,655,513)    8,715,251

    The as adjusted balance sheet data reflects (1) debt incurred and portions of loans repaid since September 30, 1999, (2) the receipt of the estimated net proceeds from the sale of 1,500,000 units offered by us in this offering at an assumed initial public offering price of $9.00 per unit (the midpoint of the assumed $8-$10 range), after deducting underwriting discounts and commissions and estimated offering expenses, and (3) the planned use of the net proceeds of the offering.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING ANY UNITS. ANY OF THE FOLLOWING RISKS COULD MATERIALLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A DECREASE IN THE TRADING PRICE OF OUR UNITS, COMMON STOCK OR PUBLIC WARRANTS OR IN A COMPLETE LOSS OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR LOSSES IN THE FUTURE.

    As of September 30, 1999, we had an accumulated deficit of $18,684,133, and we expect to incur losses in the future. We expect to continue to incur significant sales and marketing, research and development, and general and administrative expenses. As a result, we will need to generate significant revenues to achieve profitability. We may never achieve profitability.

WE SUBSTANTIALLY DEPEND ON SALES OF ONE PRODUCT.

    Through September 30, 1999, we had derived approximately 85% of our product revenue in 1999 from sales of our booking products. A decrease in the price of or demand for the Crime Capture System, or its failure to achieve broad market acceptance, would significantly harm our business, financial condition and operating results.

WE DEPEND UPON A SMALL NUMBER OF LARGE SYSTEM SALES AND MAY FAIL TO ACHIEVE ONE OR MORE LARGE SYSTEM SALES IN THE FUTURE.

    In the past two years, we have derived a substantial portion of our revenues from a small number of sales of large, relatively expensive systems, typically ranging in price from $300,000 to $600,000. As a result, if we fail to receive orders for these large systems in a given sales cycle on a consistent basis, our business, financial condition and operating results could be significantly harmed. Further, our quarterly results are difficult to predict because we cannot predict in which quarter, if any, large system sales will occur in a given year. As a result, we believe that quarter-to-quarter comparisons of our results of operations are not a good indication of our future performance. In some future quarters our operating results may be below the expectations of securities analysts and investors, in which case the market price of our common stock may decrease significantly.

OUR LENGTHY SALES CYCLE CAUSES US TO EXPEND SIGNIFICANT RESOURCES IN
  ANTICIPATION OF A SALE.

    When considering the purchase of a large computerized booking system, a government agency may take as long as a year to evaluate different systems and obtain approval for the purchase. Generally, agencies consider a wide range of issues before committing to purchase our products, including product benefits, ability to operate with their current systems, product reliability and their own budget constraints. While potential customers are evaluating our products and before they place an order with us, we may incur substantial selling costs and expend significant management effort to accomplish a sale. If we fail to complete a sale, we will have expended significant resources and received no revenue in return.

MOST OF OUR CUSTOMERS ARE SUBJECT TO POLITICAL AND BUDGETARY CONSTRAINTS.

    Most of our customers are government agencies. These agencies often do not set their own budgets and therefore have little control over the amount of money they can spend. In addition, these agencies experience political pressure which may dictate the manner in which they spend money. As a result, even if an agency wants to acquire our products, it may be unable to purchase them due to these political and budgetary constraints. In addition, some government agency orders may be canceled or substantially delayed, the receipt of revenues or payments may be substantially delayed due to political and budgetary processes and other scheduling delays may frequently occur relating to the contract or bidding process.

WE EXPERIENCE RISKS RELATING TO GOVERNMENT CONTRACTS.

    A substantial majority of our revenues is derived from the sale of products and services to governmental agencies. These agencies frequently require provisions in their contracts that are not customary in private commercial transactions, such as bonding requirements, provisions permitting the purchasing agency to modify or terminate at will the contract without penalty, provisions requiring us to remain liable to the agency for unlimited losses relating to year 2000 malfunctions, and provisions permitting the agency to perform investigations or audits of our business practices. Our customers are subject to these and other government agency contracting requirements which vary by jurisdiction. Future sales to government agencies will depend on our ability to meet these government contracting requirements, certain of which may be onerous or impossible to meet, resulting in our inability to obtain a particular contract. Moreover, if a government agency were to enforce such provisions against us, our business, financial condition and results of operations would be materially adversely effected.

OUR PRODUCTS HAVE NOT YET ACHIEVED BROAD ACCEPTANCE BY THE LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS AND MAY NOT BE ACCEPTED BY THE SECURITY MARKET.

    We intend to offer our products to a broader segment of the law enforcement and public safety markets as well as the security market. We have not yet had significant sales in any markets. The acceptance of our products and systems may be adversely affected by their relatively high cost and the reluctance of agencies or corporations to adopt new technology. The failure of our products to achieve broad acceptance among law enforcement officials and security personnel would have a negative effect on our business, financial condition and operating results.

WE MAY FAIL TO CREATE NEW APPLICATIONS FOR OUR PRODUCTS AND ENTER NEW MARKETS.

    We believe our future success depends in part on our ability to develop and market our technology for applications other than booking systems for the law enforcement market. For example, we anticipate our technology may be developed to create digital databases of facial images and picture identification cards for employees of large corporations. We also intend to develop software to fully integrate our products with the Internet. We intend to expend significant resources to develop new products and enter new markets. However, we may fail to develop our technology to create these new products or successfully sell new products into other markets. If we fail in these goals, our business strategy and ability to generate revenues and cash flow would be significantly impaired.

WE RELY ON OTHER COMPANIES TO MANAGE CERTAIN OF OUR LARGE PROJECTS AND THESE COMPANIES MAY NOT PERFORM ADEQUATELY.

    We are a subcontractor to certain systems integrators who manage large projects incorporating our systems, particularly in foreign countries. We cannot control these companies and they may decide not to promote our products or to price their services in such a way as to make it unprofitable for us to continue our relationship with them. Further, they may fail to perform under agreements with their customers, in which case we might lose sales to these customers. If we lose our relationships with these companies, our business, financial condition and operating results could be significantly harmed.

WE FACE COMPETITION WHICH MAY REDUCE OUR MARKET SHARE OR MAKE OUR TECHNOLOGY
  OBSOLETE.

    Our products face competition. In particular, the Crime Capture System faces strong competition from other makers of booking systems. Our existing competitors may develop technology and products which are superior to and more successful than our products. In addition, other companies or individuals may develop superior products and emerge rapidly as new competitors by investing heavily in product development and marketing. The development of technologies or products which are competitive with our products or make our technology obsolete would significantly harm our business, financial condition and operating results.

WE RELY ON LICENSES OF TECHNOLOGY FROM OTHER COMPANIES AND THESE LICENSES MAY BE TERMINATED IN THE FUTURE.

    We depend on a licensing arrangement with Visionics, Inc. for technology related to the search engine used in our systems. Our present licensing arrangement with Visionics expires in July 2001. If Visionics becomes unable or unwilling to continue to license us this technology or renew the terms of this license, we will have to identify or develop acceptable alternative sources of this technology, which could take up to nine months or longer. Any significant interruption in our ability to identify and contract with alternative providers of similar technology or develop our own search engine would result in delivery delays, which could harm our customer relationships and our business and reputation.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

    Our business is based in large part on our technology and our success depends in part on our ability and efforts to protect our intellectual property rights. We do not have patent protection for several of our products, including the Crime Capture System. Our Crime Capture System is based upon proprietary technology. The technology used in our Suspect ID, Crime Lab and Vehicle ID products is protected by patents, copyrights and various trade secret protections afforded to us by law. If we do not adequately protect our intellectual property, our business, financial condition and operating results will be seriously harmed.

    We license certain elements of our trademarks, trade dress, copyright and other intellectual property to third-parties. We attempt to ensure that our rights in our trade names and the quality of third party uses of our names are maintained by these third parties. However, these third parties may take actions that could significantly impair the value of our intellectual property and our reputation and goodwill. We also license our technology to Atlus Co., Ltd. Atlus has the right to sublicense our technology and to use our technology to compete with us. If Atlus chooses to use our technology to compete with us, our business, financial condition and operating results could be significantly harmed.

    In addition, international intellectual property laws differ from country to country. Any foreign rights we have in our technology are limited by what has been afforded to us under the applicable foreign intellectual property laws. Also, under the laws of certain foreign jurisdictions, in order to have recognizable intellectual property rights, we may be required to file applications with various foreign agencies or officials to register our intellectual property. Although we do have a patent application pending in Japan, we do not currently have corresponding foreign registrations pending or issued for all our technology. Accordingly, our ability to operate and exploit our technology overseas could be significantly hindered.

WE MAY BE HARMED BY YEAR 2000 PROBLEMS.

    We cannot assure you that our products will be "Year 2000 compliant;" that is, that the performance of our products will not be impaired by the change in the date from the year 1999 to the year 2000. The Force Field 2000 product, which we acquired in our acquisition of XImage Corporation, was found not to be Year 2000 compliant. Consequently, we created a Year 2000 compliance update to the Force Field 2000 software, which has been installed on most of our customers' systems. We anticipate that such upgrade installations will be complete by December 31, 1999. In the event we are not able to complete all upgrade installations on all terminals, we may be liable to certain of these customers for breach of our Year 2000 representations and warranties that appear in many of our customer agreements, which could have a material adverse effect on our business, results of operations and financial condition.

    In addition, we acquire off-the-shelf products from third parties, such as computer hardware. We use these products in the internal operations of our business and we provide these products to customers in conjunction with our software products. The products provided by these third parties may not be Year 2000 compliant. Further, government agencies and other of our customers may use computer systems and products that are not Year 2000 compliant and which may disrupt the performance of our products. The failure of any of these products or systems to be Year 2000 compliant could significantly disrupt our business and impair our ability to generate revenues and cash flows.

OUR PLANNED EXPANSION TO INTERNATIONAL MARKETS WILL EXPOSE US TO RISKS INHERENT TO INTERNATIONAL OPERATIONS.

    While we have not yet had significant international sales, we plan to continue to sell internationally in the future. If we cannot overcome the challenges and risks inherent in international operations, our business strategy and our ability to generate revenues will be significantly impaired. Some of these challenges and risks are as follows:

    - It may be more difficult for us to protect our intellectual property rights in some countries.

    - It may take longer for us to collect payment from our customers.

    - We will have to enforce agreements through foreign legal systems with which we are less familiar.

    - We will face volatility and unpredictability in the political and economic conditions of foreign countries.

CHANGES IN THE VALUE OF THE JAPANESE YEN COULD RESULT IN CURRENCY TRANSACTION
  LOSSES FOR US.

    We have agreed to repay a loan to a Japanese lender based upon the value of the Japanese Yen, regardless of the change in the value of the Yen relative to the U.S. dollar. As a result of this agreement, changes in the value of the Yen relative to the U.S. dollar could cause currency transaction gains or losses. We cannot predict the effect of the exchange rate fluctuations on this obligation. We may experience significant currency exchange transaction losses when it is time to repay such loan. To date, we have not hedged this loan transaction to protect us from risks associated with foreign currency fluctuations.

RISKS RELATED TO THIS OFFERING

OUR MANAGEMENT MAY USE THE PROCEEDS FROM THIS OFFERING IN WAYS THAT DO NOT IMPROVE OUR OPERATING RESULTS OR MARKET VALUE.

    We intend to use the net proceeds from this offering for increased marketing efforts, research and development and general corporate purposes. In addition, a significant portion of the proceeds will be used to repay debt. The repayment of debt will not directly result in the improvement of our operating results. Our management will retain broad discretion and significant flexibility in applying the net proceeds from this offering. If our management does not apply the proceeds effectively, our business would be harmed.

YOU WILL SUFFER IMMEDIATE DILUTION OF YOUR INVESTMENT AND MAY EXPERIENCE FURTHER DILUTION IN THE FUTURE.

    We anticipate that the initial public offering price of the units will be substantially higher than the net tangible book value per share of our common stock after this offering. As a result, you will incur immediate dilution of approximately $6.56 in net tangible book value for each share of our common stock included in the units you purchase. If any outstanding options or warrants to purchase our common stock are exercised, your investment will be further diluted.

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND A PUBLIC MARKET FOR OUR COMMON STOCK MAY NOT DEVELOP OR BE SUSTAINED.

    Prior to this offering, you could not buy or sell our common stock publicly. If an active public market for our common stock is not sustained after this offering, the market price of our common stock may fall below the initial public offering price of the units, and the liquidity of your investment may be significantly harmed.

THE INITIAL PUBLIC OFFERING PRICE OF THE UNITS MAY NOT ACCURATELY REFLECT FUTURE MARKET PERFORMANCE.

    The initial public offering price of the units has been determined based on negotiations between us and the representative of the underwriters. The initial public offering price may not be indicative of future market performance and may bear no relationship to the price at which our units, common stock or public warrants will trade upon completion of this offering.

OUR STOCK PRICE, LIKE THOSE OF OTHER TECHNOLOGY COMPANIES, MAY BE VOLATILE.

    The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies have been highly volatile. Our stock price may fluctuate significantly in response to a number of factors, including:

    - Our quarterly results of operations;

    - Changes in earnings estimates by analysts and whether our earnings meet or exceed such estimates;

    - Announcements of technological innovations by us or our competitors;

    - Additions or departures of key personnel; and

    - Other events or factors which may be beyond our control.

    Volatility in the market price of our stock could lead to claims against us. Defending these claims could result in significant costs and a diversion of our management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD DECREASE THE TRADING PRICE OF OUR COMMON STOCK.

    Sales of a large number of shares of our common stock in the public markets after this offering, or the potential for such sales, could decrease the trading price of our common stock and could impair our ability to raise capital through future sales of our common stock. Upon completion of this offering, there will be 2,655,482 shares of our common stock outstanding. The 1,500,000 shares of common stock sold in this offering and the 1,500,000 shares of common stock reserved for issuance upon exercise of the public warrants sold in this offering are all freely tradeable without restrictions or further registration under the Securities Act of 1933, unless such shares are purchased by our "affiliates," as that term is defined in the Securities Act of 1933.

    An additional 2,685,141 shares of common stock are either currently outstanding or may become outstanding upon exercise or conversion of options, warrants or convertible securities currently outstanding or sold in this offering. Moreover, substantially all of the holders of registration rights have not waived such registration rights. As a result, the holders of an additional 460,900 shares of outstanding and issuable common stock may have rights under certain circumstances to require us to register the shares within the next 12 months. If such holders exercise such registration rights, we could be required to expend considerable resources to register such shares. All of these shares may be sold in the future subject to compliance with securities laws and various lock-up agreements to which certain of these shares are subject. The lock-up agreements prohibit the sale in the public market of certain shares for one year following the completion of this offering.

FUTURE COMPLIANCE WITH SECURITIES LAWS WILL BE NECESSARY TO MAINTAIN THE TRADEABILITY OF THE SECURITIES.

    We must maintain in effect the registration statement filed with the Securities and Exchange Commission with respect to the units and must also comply with the securities laws of each state in order for the units, and the common stock and public warrants to be tradeable in that state. If we do not comply with federal securities laws or the securities laws of various states, your ability to sell the securities offered by this prospectus may be significantly reduced.

CERTAIN OF OUR OFFICERS WILL PERSONALLY BENEFIT FROM THE USE OF THE PROCEEDS OF THIS OFFERING.

    Several of our officers have personally guaranteed loans made to us by Imperial Bank and have also made loans to us directly. We intend to use some of the proceeds of this offering to pay our debt to Imperial Bank in full, in which case the guarantees will be released.

    SOME OF THE STATEMENTS MADE IN THIS PROSPECTUS DISCUSS FUTURE EVENTS AND DEVELOPMENTS, INCLUDING OUR FUTURE BUSINESS STRATEGY AND OUR ABILITY TO GENERATE REVENUE, INCOME AND CASH FLOW. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," "CONTINUE," "OUR FUTURE SUCCESS DEPENDS," "SEEK TO CONTINUE" OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED UNDER "RISK FACTORS." THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS. MOREOVER, NEITHER WE NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF THESE STATEMENTS. WE ARE UNDER NO DUTY TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROSPECTUS TO CONFORM THESE STATEMENTS TO ACTUAL RESULTS.

                                USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 1,500,000 units that we are selling in this offering will be approximately $11,180,000 ($13,057,000 if the representative exercises its over-allotment option in full) based on an assumed public offering price of $9.00 per unit and after deducting the underwriting discount and estimated offering expenses payable by us.

                                                         APPROXIMATE AMOUNT   APPROXIMATE PERCENTAGE
                                                          OF NET PROCEEDS        OF NET PROCEEDS
                                                         ------------------   ----------------------
Repayment of Debt......................................     $ 3,183,500                 28%
Accrued Liabilities and Dividends......................       2,450,000                 22%
Accounts Receivable and Inventories....................       1,750,000                 16%
Sales and Marketing....................................       1,500,000                 13%
Research and Development...............................       1,500,000                 13%
Working Capital and General Corporate Purposes.........         796,500                  8%
                                                            -----------                ---
  TOTAL:...............................................     $11,180,000                100%

    Repayment of debt includes debt incurred and debt assumed with respect to the XImage acquisition and the subsequent consolidation of the ImageWare and XImage operations. Also included is debt incurred to provide working capital to enable the company to maintain operations and fulfill customer orders over the last two years. The debt we intend to repay includes short term notes in the aggregate amount of $600,000 at an interest rate of prime plus 2%, short term notes in the aggregate amount of $778,500 at an interest rate of 10%, a short term note in the amount of $55,000 at an interest rate of prime plus 2%, a short term note in the amount of $1,250,000 at an interest rate of 10%, and a short term note in the amount of $500,000 at a variable interest rate initially at 9%.

    Payment of accrued liabilities and dividends includes legal fees related to past services, deferred compensation, past due payroll and sales taxes, royalties, accumulated interest, accumulated but unpaid dividends on Series B Preferred stock, past due trade payables, and other miscellaneous accrued expenses.

    Pending such uses of the proceeds from the offering, we intend to invest the net proceeds in interest-bearing, investment grade securities.

    The foregoing discussion is merely an estimate based on our current business plan. Our actual expenditures may vary depending upon circumstances not yet known, such as the time actually required to reach a positive cash flow, or to successfully expand the market for our products.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Currently, we intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant.

    Pursuant to the terms of our Series B Preferred Stock, we are obligated to pay cumulative cash dividends from legally available funds at the annual rate of $0.2125 per share, payable in two semi-annual installments of $0.10625 each. As of December 13, 1999, accumulated but unpaid dividends payable on the Series B Preferred Stock were approximately $173,569. We intend to use a portion of the proceeds of this offering to pay these dividends.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999:

    - on an actual basis;

    - as adjusted to give effect to:

       (1) debt incurred, portions of loans repaid or converted to common stock and common stock sold since September 30, 1999;

       (2) the sale of 1,500,000 units in this offering at an assumed initial public offering price of $9.00 per unit; and

       (3) the planned use of the net proceeds of the offering.

    This table should be read in conjunction with our financial statements included elsewhere in this prospectus.

                                                                  SEPTEMBER 30, 1999
                                                              ---------------------------
                                                                 ACTUAL      AS ADJUSTED
                                                              ------------   ------------
                                                                      (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities.........................................  $  6,428,765   $  1,754,731
Notes payable to related parties, net of current portion....       165,022        165,022
                                                              ------------   ------------
    Total liabilities.......................................  $  6,593,787   $  1,919,753
                                                              ------------   ------------
Shareholders' deficit
  Preferred stock, $.01 par value, authorized 4,000,000
    shares: Series B convertible redeeemable preferred
    stock, designated 750,000 shares, 389,400 shares issued
    and outstanding, $973,500 liquidation preference........         3,894          3,894
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 1,131,404 and 2,655,482 shares issued and
    outstanding.............................................        11,314         26,555
  Additional paid-in capital................................    16,013,412     27,368,935
  Accumulated deficit.......................................   (18,684,133)   (18,684,133)
                                                              ------------   ------------
    Total shareholders' equity (deficit)....................  $ (2,655,513)  $  8,715,251
                                                              ------------   ------------
                                                              $  3,938,274   $ 10,670,004
                                                              ============   ============

                                    DILUTION

    If you invest in our units, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. For purposes of the dilution computation and the following tables, we have allocated the full purchase price of a unit to the share of common stock included in the unit and nothing to the warrant included in the unit. As of September 30, 1999, our net tangible book value was $(4,770,797), or $(4.22) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of our units in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into effect any changes in the net tangible book value after September 30, 1999, other than to give effect to the sale of 1,500,000 units in the offering at the assumed initial public offering price of $9.00 per unit and the application of the net proceeds of the offering, the net tangible book value of ImageWare as of September 30, 1999 would have been $6,409,433, or $2.44 per share. This represents an immediate increase of $6.66 per share of common stock to existing shareholders and an immediate dilution of $6.56 per share of common stock to the new investors who purchase units in the offering. The following table illustrates this per share dilution:

Assumed initial public offering price.......................              $9.00
  Net tangible book value per share before the offering.....   $(4.22)
  Increase in net tangible book value per share attributable
    to new investors........................................     6.66
As adjusted net tangible book value per share after the
  offering..................................................               2.44
Dilution in tangible book value per share to new
  shareholders..............................................              $6.56

    If the underwriters' over-allotment option is exercised in full, dilution per share to new shareholders would be $6.11 per share of common stock.

    The following table summarizes as of September 30, 1999 the differences between the existing shareholders and the new shareholders with respect to the number of shares of common stock included in the units purchased, the total consideration paid, and the average price per share paid:

                            SHARES PURCHASED      TOTAL CONSIDERATION
                          --------------------   ----------------------       AVERAGE
                           NUMBER     PERCENT      AMOUNT      PERCENT    PRICE PER SHARE
                          ---------   --------   -----------   --------   ---------------
Existing shareholders...  1,131,404      43%     $15,055,120      53%         $13.31
New shareholders........  1,500,000      57%      13,500,000      47%           9.00
                          ---------     ---      -----------     ---          ------
      Total.............  2,631,404     100%     $28,555,120     100%         $10.85
                          =========     ===      ===========     ===          ======

    The above computations assume no exercise of outstanding options or warrants to purchase common stock, the underwriters' over-allotment option, the public warrants included in units sold in the offering or the representative's warrants. All of these outstanding securities are described in "Description of Securities" on page 41. To the extent that these options and warrants are exercised, there will be further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION

    The selected financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1998 are derived from financial statements of the company, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this prospectus. The statement of operations data for the nine-month periods ended September 30, 1998 and 1999 and the balance sheet data at September 30, 1999 are derived from the unaudited financial statements of the company included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

                                                                             NINE MONTHS ENDED
                                              YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                              ------------------------   -------------------------
                                                 1997         1998          1998          1999
                                              ----------   -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues
  Product...................................  $  459,358   $ 2,708,856   $ 1,932,813   $ 2,531,144
  Maintenance...............................       2,610     1,307,286     1,004,328       954,321
  License and other.........................   2,434,108       220,175       150,978         9,319
                                              ----------   -----------   -----------   -----------
                                               2,896,076     4,236,317     3,088,119     3,494,784
Cost of Revenues
  Product...................................      77,584     1,354,920       764,122       943,004
  Maintenance...............................          --     1,065,740       927,680       607,171
                                              ----------   -----------   -----------   -----------
Gross margin................................   2,818,492     1,815,657     1,396,317     1,944,609
                                              ----------   -----------   -----------   -----------
Operating, general and administrative
  expenses..................................   1,436,447     2,265,312     1,676,542     1,874,811
Sales and marketing expenses................     918,557       960,246       714,276       701,183
Research and development expenses...........     482,834       831,034       569,443       836,542
Depreciation and amortization...............     167,402       988,838       723,869       725,234
                                              ----------   -----------   -----------   -----------
                                               3,005,240     5,045,430     3,684,130     4,137,770
                                              ----------   -----------   -----------   -----------
  Loss from operations......................    (186,748)   (3,229,773)   (2,287,813)   (2,193,161)
                                              ----------   -----------   -----------   -----------
Interest expense, net.......................      17,629       204,287       155,633       239,939
                                              ----------   -----------   -----------   -----------
  Loss before income taxes..................    (204,377)   (3,434,060)   (2,443,446)   (2,433,100)
                                              ----------   -----------   -----------   -----------
Provision for income taxes..................     196,104            --            --            --
                                              ----------   -----------   -----------   -----------
  Net loss..................................  $ (400,481)   (3,434,060)  $(2,443,446)  $(2,433,100)
                                              ==========   ===========   ===========   ===========
Net loss per common share...................  $     (.70)  $     (4.08)  $     (2.91)  $     (2.56)
                                              ==========   ===========   ===========   ===========
Basic and diluted weighted average shares...     680,273       861,875       860,674       974,283
                                              ==========   ===========   ===========   ===========

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Cash........................................................     $    45,793          $    89,216
Net intangible assets.......................................       2,836,740            2,115,284
Total assets................................................       4,384,005            3,938,274
Total current liabilities...................................       4,356,198            6,428,765
Notes payable, net of current portion.......................         165,022              165,022
Total liabilities...........................................       6,593,787            6,593,787
Total shareholders' deficit.................................      (1,445,365)          (2,655,513)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR OR OUR INDUSTRY'S ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHER THINGS, THOSE LISTED UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ImageWare Systems, Inc. was founded in February 1987 as a photo novelty company. From 1987 through 1994, the company's business consisted of building and operating unmanned photo booths which sold postcards with digitally captured images of customers combined with various background and foreground scenes. In November 1994, a group of employees and outside investors acquired a controlling interest in the company from its founders, discontinued the photo booth business and redirected the company toward the development of image-based software products for the law enforcement community. Through the date of the acquisition, the founders had invested approximately $7.7 million into the company, represented by stock and paid in capital, and the company had an accumulated deficit of approximately $8.6 million.

    Since the acquisition, we have devoted substantially all of our resources to designing, developing, producing and marketing image-based software products for law enforcement agencies. At September 30, 1999, we had raised additional equity capital of approximately $8.3 million, bringing our total equity capital raised since inception to approximately $16.0 million. From the date of the acquisition through September 30, 1999, we accumulated an additional deficit of approximately $10.1 million, bringing the total accumulated deficit since inception to approximately $18.7 million.

    In 1995 and 1996, we worked with law enforcement agencies to identify their needs and develop the initial modules for our C.R.I.M.E.S. suite of products and the integrated system in which they would operate. Our first three modules, Suspect ID, Crime Lab, and Vehicle ID, were introduced during this period. In 1997, we completed the development of Face ID and the Crime Capture System, which, when included in our C.R.I.M.E.S. suite, gave us a sufficient breadth of products to begin marketing entire systems in addition to individual modules.

    Cash generated from sales of the initial three modules in 1997 and 1998 was limited due to their relatively low selling prices which ranged from $600 to $5,000 per unit. The introduction of the Crime Capture System and Face ID in late 1997 gave us the ability to sell systems with prices ranging from $25,000 to one million dollars or more per system. With this fully integrated, modular suite of products, we were able to differentiate ourselves in the market from competitors offering non-integrated products. Both the Crime Capture System and Face ID create the potential for significant add-on sales, following the installation of an initial system, through the sale of additional modules to both the agency purchasing the system and other agencies that desire to access that system. In addition, we expect a significant and growing stream of revenue from the sale of customer support services, which are generally priced at approximately 12-18% of the price paid for installed hardware and software. As our installed base grows, we anticipate this revenue stream will grow.

    In 1997, recognizing that we would be shifting to sales of systems rather than individual modules, and recognizing that the sales cycle for sales to government agencies is relatively long, we established a national sales force and implemented a top-down sales plan to market our products first to the largest agencies and then to smaller agencies. We attempted to develop contacts and relationships at the federal, state and large county/municipality levels during 1997 to lay the groundwork for larger systems orders. Our first significant system order was received from the Arizona Department of Public Safety in January 1998.

    In January 1998, we also acquired all of the outstanding stock of XImage Corporation for a combination of approximately $2.1 million in cash and notes, and warrants to purchase 61,611 shares of our common stock. XImage Corporation, based in San Jose, California, was founded in 1987 and designed and marketed mug shot systems to the law enforcement community. This acquisition enabled us to gain a significant foothold in the digital mug shot market with a customer base which included the New York City Police Department and law enforcement agencies in Minneapolis, Portland, Seattle, Indianapolis, Orlando and Montreal. We consolidated XImage Corporation's operations into our San Diego offices during the second and third quarters of 1998.

    BACKLOG

    Although our backlog as of September 30, 1999 was approximately
$4.0 million compared to $775,000 as of September 30, 1998, we believe that such backlog is the result, in part, of our inability to timely service orders due to lack of working capital. After receiving the proceeds of this offering, we expect to be able to ship most orders within three to four months. As a result, our present backlog may not be indicative of our backlog in future periods.

    REVENUE RECOGNITION

    We recognize revenue from periodic license and maintenance agreements ratably over the respective period covered thereunder. Our revenue from software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and generally recognized within one year from receipt. Revenue from contract services for which we cannot reliably estimate total costs are recognized upon completion.

    COST OF REVENUES

    Our principal product costs include:

    - Hardware costs when a product is purchased as a "turnkey" system. The majority of our system sales include equipment, which generally equates to between 15% and 50% of the sales price. As our installed base grows and add-on retrieval seats and investigative modules are purchased for use on existing personal computers, we anticipate that hardware sales as a percentage of revenue may decrease and gross margins may increase as orders include a greater proportion of software and services.

    - Third party software licensing fees for search engine technology incorporated into our software. The amount of these fees depends on the number of images in the customer's database.

    - Costs of personnel, travel, and overhead associated with custom integration work, hardware/ software configuration, site preparation, installation, and training.

    Our principal maintenance costs to deliver customer support services include personnel, communications and overhead costs associated with maintaining a 7-day, 24-hour customer support desk and in-house and remote field service personnel. These costs represent significant fixed costs. These costs are not, however, anticipated to grow as fast as customer service revenues.

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RESULTS OF OPERATIONS

    NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES. Product revenues increased 32% from $1.9 million for the nine months ended September 30, 1998 to $2.5 million for the corresponding period in 1999. The increase reflected the further purchases of the Crime Capture System with purchases by state and local agencies in Arizona to tie into the state-wide system purchased and implemented by the Arizona Department of Public Safety in 1998. The increase also reflects system upgrades by most of our UNIX-based customers who adopted our Windows-based Crime Capture System in 1999. Our backlog of product orders increased significantly from approximately $775,000 at September 30, 1998 to $4.0 million at September 30, 1999, indicating further acceptance of our products. As in prior periods, our booking products represented approximately 85% of our product revenues in the first nine months of 1999.

    Customer service revenues decreased 5% from $1.0 million for the nine months ended September 30, 1998 to $954,000 for the corresponding period in 1999. In 1999, we offered our UNIX-based customers incentives to upgrade to the Windows-based Crime Capture System. As part of the incentives, the customers received reduced maintenance fees in 1999. The price reductions were justified based upon the need to consolidate the number of versions of systems we would have to support and to avoid the cost of bringing the older installations into Y2K compliance. We do not expect to offer similar price reductions in the future and expect customer service revenues to increase along with our expanded installed base.

    COST OF PRODUCTS AND MAINTENANCE. Cost of products and maintenance decreased 6% from $1.7 million, or 55% of revenue, for the nine months ended September 30, 1998 to $1.6 million, or 44% of revenue, for the corresponding period in 1999. The decrease in the more recent period is primarily due to higher than normal maintenance costs in the second and third quarters of 1998 as we merged the maintenance functions of ImageWare and XImage. For a period of time in 1998, two facilities were fully staffed and operational in order to provide adequate time for training and to test systems to avoid any lapse in service to our customers. Maintenance costs were approximately 92% of maintenance revenues for the nine months ended September 30, 1998 compared to 64% for the corresponding period in 1999. Cost of products can vary as a percentage of revenue from quarter to quarter depending upon product mix and the hardware content included in systems installed during a given period.

    The royalties received in 1998 and 1999 were from a patent license agreement with Panasonic for a product which does not compete with any of ImageWare's current or contemplated products. Panasonic has stopped using the technology and is not expected to pay further royalties.

    OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased 12% from $1.7 million for the nine months ended September 30, 1998 to $1.9 million for the corresponding period in 1999. Approximately $275,000 of the increase was related to an evaluation of our products for Y2K compliance and the related work performed to bring them into compliance. An independent company performed the Y2K work under contract.

    SALES AND MARKETING EXPENSES. Sales and marketing expenses decreased 2% from $714,000 for the nine months ended September 30, 1998 to $701,000 for the corresponding period in 1999. We were unable to accelerate our sales effort in the first nine months of 1999 due to a lack of resources which limited our ability to keep our sales force on the road and fully utilize trade publication advertising and trade shows.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased 47% from $569,000 for the nine months ended September 30, 1998 to $837,000 for the corresponding period in 1999. The cost increase for research and development reflects an increase in personnel to accelerate new product development and respond to customer requests for product enhancements and custom integration work.

    INTEREST EXPENSE. Interest expense increased 54% from $156,000 for the nine months ended September 30, 1998 to $240,000 for the same period in 1999. The increase reflects the cost of additional debt that the company issued to fund the consolidation of XImage and ImageWare and to fund operations in 1999.

    NET LOSS. The net loss was approximately $2.4 million for both the nine months ended September 30, 1998 and the corresponding period in 1999. Gross profits from the sale of products and maintenance services for the nine-month period increased $548,000 from 1998 to 1999. Research and development expenses for the nine-month period increased $542,000 from 1998 to 1999 due to $300,000 in non-recurring expenses related to Year 2000 compliance and increased personnel costs in the more recent period. Operating, general and administrative expenses for the nine-month period declined $77,000 from 1998 to 1999, offset by an $84,000 increase in interest expense for the same period.

    YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES. Product revenues increased from $459,000 in 1997 to $2.7 million in 1998. This increase reflects the company's shift from selling individual modules to selling systems with the introduction of its Crime Capture System and Face ID product lines. Sales of our Crime Capture System and the XImage UNIX-based mug shot system accounted for the majority of the increase.

    Customer service revenues increased from $3,000 in 1997 to $1.3 million in 1998. The increase was due to the acquisition of the XImage installed base of mug shot systems and the XImage customer service contracts related to their customer installations.

    License and other revenues decreased 91% from $2.4 million in 1997 to $220,000 in 1998. In 1997, we received approximately $2 million for a paid-up license on certain of our patents from a Japanese company for use in markets unrelated to those in which we operate.

    COST OF PRODUCTS AND MAINTENANCE. Cost of products and maintenance increased from $78,000 in 1997 to $2.4 million in 1998. The increase reflects the shift in the product mix from primarily software in 1997 to systems and customer service in 1998, with the introduction of new products and the acquisition of XImage. The sale of systems generally involves the sale of hardware as well as software in addition to providing services such as custom integration, installation and training. The cost of hardware and associated services can vary depending upon the extent to which the customer will utilize pre-owned equipment or purchase equipment directly, and the complexity of the systems into which our product must interconnect.

    Cost of sales related to maintenance revenues were approximately
$1.1 million in 1998. Prior to 1998, we had virtually no maintenance revenue or cost of sales since we had no installed mug shot systems. With the introduction of the Crime Capture System and the acquisition of XImage in January 1998, we began to provide 7-day, 24-hour customer service desk and field service to perform on-site maintenance. In 1998, we had some duplication of costs for maintenance during a portion of the second and third quarters until we combined the operations of XImage and ImageWare into a single facility.

    OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased 64% from $1.4 million in 1997 to $2.3 million in 1998. XImage was acquired in January 1998 and continued to run independently until we closed the XImage facility and eliminated redundant overhead in September 1998. The 1998 general and administrative expenses included the operation of two facilities and two infrastructures for seven months, as well as the cost of moving both XImage and ImageWare operations from their respective facilities into a single facility.

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
    SALES AND MARKETING EXPENSES. Sales and marketing expenses increased 4.5% from $919,000 in 1997 to $960,000 in 1998. In 1997, we completed staffing of our in-house sales force and initiated a campaign to develop our markets and establish relationships related to the development of future business. In 1997, prior to our acquisition of XImage Corporation, XImage had virtually no activity or expense for sales and marketing.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 72% from $482,000 in 1997 to $831,000 in 1998. The increased expense in 1998 reflects some redundancy in personnel required during the consolidation of the two companies, combined with some personnel increases in late 1997 and early 1998 related to the rollout of our new Crime Capture System and Face ID product lines. We were required to maintain a number of the XImage research and development staff through 1998 in order to complete several products which were in development at the time we acquired XImage. As those projects were completed, redundancies in staff were eliminated.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased 492% from $167,000 in 1997 to $989,000 in 1998. The acquisition of XImage resulted in ImageWare booking approximately $3.5 million in goodwill which we are amortizing over four years at approximately $863,000 per year through 2001.

    INTEREST EXPENSE. Interest expense increased from $18,000 in 1997 to $204,000 in 1998. The increase reflects the significant additional debt that the company incurred and assumed in connection with the acquisition of XImage in late January 1998 and the funding of the subsequent consolidation of the two companies.

    PROVISION FOR INCOME TAXES. The 1997 provision for income taxes represented foreign taxes withheld in Japan on the license revenue received from a Japanese company, as required by Japanese law.

    NET LOSS. The net loss increased from approximately $400,000 in 1997 to $3.4 million in 1998. Gross profits from the sale of products and maintenance services increased $1.2 million from 1997 to 1998. This increase in gross profit was offset by a reduction in non-recurring license fee income of $2.0 million, an increase of $821,000 in depreciation and amortization, an increase of $829,000 in operating, general and administrative expenses, an increase of $348,000 in research and development expenses and an increase of $187,000 in interest expense. The higher operating, general and administrative expense and the higher research and development expense in 1998 included the cost of combining the XImage and ImageWare operations and the cost of eliminating redundant facilities and resources.

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. We had negative working capital of $3.1 million at December 31, 1998 compared to $4.8 million at September 30, 1999. Cash used by operating activities totaled $1.2 million for the nine months ended September 30, 1998 and $752,000 for the nine months ended September 30, 1999.

    For the nine months ended September 30, 1999, cash was principally used to fund $2.4 million in losses offset by non-cash charges of $349,000 for compensation and fees paid with stock and $725,000 in depreciation and amortization. Cash used to fund losses was also offset by a $608,000 net increase in current liabilities in excess of the increase in current assets. The increase in current liabilities included a $399,000 increase in accounts payable and a $434,000 increase in accrued expenses and interest, due both to our increased volume of business and to our inability to meet the terms of our vendor and debt obligations during the period. The offsetting increase in current assets included an increase in accounts receivable of $206,000 and in inventories of $126,000 due to increased business activity.

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
    Cash used by operating activities in 1998 totaled $1.9 million and was used principally to fund $3.4 million in losses offset by non-cash charges of $989,000 for depreciation and amortization and $522,000 for fees paid with stock.

    During 1998, we used an additional $2.1 million in cash for investing activities to complete the acquisition of XImage.

    CAPITAL RESOURCES. Prior to 1998, our primary sources of funds were shareholder loans, private placements of stock and, to a lesser extent, cash provided by operating activities. In 1998, we received $1.2 million in funds from secured bank loans, in addition to $705,000 in loans from shareholders. In the first nine months of 1999, we received $730,000 in loans from shareholders and $300,000 from the sale of stock. During the corresponding period in 1999, we repaid $200,000 in bank debt and $10,000 in shareholder debt.

    Subsequent to September 30, 1999, we received an additional $1.25 million as a loan from a Japanese shareholder with terms extending to the earlier of the completion of our initial public offering or February 10, 2001. We have agreed to assume any exchange rate risk in the repayment of this loan and have not entered into any hedging transaction with respect to this potential obligation. In the fourth quarter 1999, we also received an additional $500,000 as a loan from the chairman of Paulson Investment Company, Inc. with terms extending to the earliest of the demand of our lender, the closing of our initial public offering, or April 3, 2000. We used $500,000 of the funds provided by these fourth quarter 1999 financing activities to reduce our bank debt. We used an additional $125,000 of the loan proceeds to reduce notes payable to shareholders and pay officers for credit card debt. During the fourth quarter 1999, we received an extension of the bank loan until March 3, 2000, and extensions on shareholder debt totaling $803,500, subject to progressive principal payments on a monthly payment schedule, with the balance due upon the completion of our initial public offering.

    We have not generated sufficient cash from operations to fund continued operations or our growth plan, and will require significant additional future funding. We believe that our 2000 operating and financing plans will, if carried our successfully, be sufficient to meet our liquidity needs for the year, based on our current expense calculations and our current and anticipated revenue streams, including the proceeds of this offering. Our operating and financing plans assume certain revenue projections can be met and our overall cost structure remains stable, as to either of which there can not be any assurance. There also can be no assurance that our working capital objectives will be reached in the near future, if ever. In the event that additional capital is required, we may seek to raise such capital though private or public equity financing. There can be no assurance that such capital will be available on favorable terms, if at all.

    OTHER COMMITMENTS. In connection with the outstanding Series B Preferred Stock, we are obligated to pay cumulative dividends at the rate of $0.2125 per share per year. At September 30, 1999, dividends due aggregated approximately $157,000. Dividends due at December 31, 1999 are estimated to be approximately $178,000 and are to be paid from the proceeds from this offering.

    The company has also entered into certain agreements for the payment of debts out of the proceeds of this offering. See "Use of Proceeds".

YEAR 2000 COMPLIANCE

    We have identified Year 2000 risks in three categories: internal business operations software and hardware; software and hardware used in our products, and software used by our external vendors and service suppliers.

    With regard to our internal operations, we have relied on written representations from our software and hardware vendors to confirm that the versions of their products we are using are Year 2000 compliant. As a result of our review we believe that substantially all of our existing systems,

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
software and hardware are Year 2000 compliant. We anticipate compliance activities to be complete not later than December 31, 1999. We have spent between $15,000 and $25,000 in this area, and additional costs are not expected to be more than $15,000. As part of our contingency plan in case our internal systems are not enirely Year 2000 compliant, we regularly have all data backed up in a form so as to ensure no loss of information and to enable a system migration if necessary.

    With regard to software and hardware used in our products, we have engaged an independent firm to evaluate our products, identify areas of non-compliance, develop a plan to bring the products into compliance and implement the plan to bring all customers under maintenance contracts compliant by December 31, 1999. The cost of such compliance activities is estimated to be approximately $400,000 and will be funded primarily through borrowings. Approximately $275,000 of such amount was expended during the nine months ended September 30, 1999. The implementation of our remediation plan has remained on schedule and is expected to be completed by December 31, 1999.

    We have not conducted independent inquiries regarding Year 2000 compliance by providers of basic services such as those provided by our bank, utility company, telecommunications and transportation providers. If such services are interrupted, our operations would be materially adversely affected for the duration of the service interruption. Based on communications initiated by such providers to date, we do not anticipate service interruptions and we do not expect to incur any material expense with respect to services provided by external vendors. We have neither determined our most reasonably likely worst-case scenario nor developed any contingency plans with respect to the possible loss of such services.

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
                                    BUSINESS

COMPANY OVERVIEW

    We develop, sell and support a suite of modular software products that is used by law enforcement and public safety agencies to manage criminal history records. Our software systems and associated hardware allow our customers to quickly capture, archive, search, retrieve and share digital photographs and criminal history records. Our products are currently being used by large government agencies such as the New York City Police Department and the Los Angeles County Sheriff's Department, as well as the Arizona Department of Public Safety, the Montreal Police Department, the government of Kuwait, and law enforcement agencies in Minneapolis, Portland, Seattle, Indianapolis and Orlando.

INDUSTRY BACKGROUND

    Police departments and other law enforcement and public safety agencies rely on criminal history records to help fight crime. A criminal history record includes personal information and a history of arrests, convictions and other events, and may also include fingerprints and photographs. The National Institute of Justice estimated in 1998 that there were 60 million criminal history records and that this number is increasing by 20 million per year. According to a 1989 recidivism study conducted by the U.S. Department of Justice, of the 108,580 persons released from prisons in 11 states in 1983, an estimated 62.5% were re-arrested for a felony or serious misdemeanor within three years. Since many crimes are committed by recidivists, the ability to quickly search criminal history records to identify a suspect is particularly important.

    Many law enforcement and public safety record-keeping systems are still merely a file of paper records which cannot be searched quickly or from a remote location. In many places, victims and witnesses still flip through books of photographs to try to identify a criminal suspect. Even if paper records contain pictures of criminals, they cannot be quickly searched based on selected criteria such as eye color, first name or gang membership. To alleviate the inadequacies of paper records, many agencies have moved to digital record-keeping systems. However, many of these systems are merely a database of criminal records that can be searched by record number only. While they reduce the need for paper files and are easier to keep secure, they do not allow officers to search for an unknown suspect in the database based on criteria such as height, hair color, gang membership or other factors. Even agencies that have installed searchable databases often do not yet have biometrics-based software that would allow them to compare a digital facial photograph with photographs in the database in order to match an unknown suspect with known criminals who have similar physical characteristics. "Biometrics" refers to the method of identifying a person by measuring distinctive biological characteristics, such as facial features or fingerprints.

    In view of the inefficiencies in traditional record keeping-systems, many agencies are turning to new technologies to increase their ability to quickly identify, locate and arrest criminal suspects. Costs have decreased for computer hardware, bandwidth and communications infrastructures. The ability to transmit large quantities of data, such as digital images, has increased, as has the use of open architecture among systems, allowing agencies to share data more effectively. The speed and accuracy of facial recognition technology is also increasing, as are the capabilities for the transmission of digital images. As a result of these factors, we believe law enforcement agencies will increasingly seek to replace outdated methods, increase the size of their digital booking systems and look for investigative products that allow them to effectively search and share the information captured in their systems.

    Further, we believe that, as computer technology becomes more common, law enforcement agencies will increasingly use laptop computers and wireless data communication. These technologies will eventually allow investigators and police officers to access their agency's database and other information from the scene of a crime or from a patrol car.

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
MARKETS

THE LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    The United States law enforcement and public safety markets are composed of federal, state and local law enforcement agencies. As of 1996, state and local governments in the United States operated approximately 18,769 law enforcement agencies consisting of 13,578 local police departments, 3,088 sheriffs' departments and offices, 49 primary state law enforcement agencies, 1,316 special police agencies, and 738 county constable offices. As of 1996, the federal market consisted of federal agencies, such as the Federal Bureau of Investigation and the Drug Enforcement Administration, which in total employed about 74,500 full-time employees, not including military agencies and their personnel.

    The federal government has promoted the development and use of nationwide criminal history record databases called the Interstate Identification Index and the National Crime Information Center 2000, or NCIC 2000, each consisting of national and regional databases. The Interstate Identification Index is maintained by the FBI and includes persons arrested for felonies or serious misdemeanors. The FBI has indicated that this Index will accept photographs in the future. NCIC 2000 is an on-line information system dedicated to serving criminal justice agencies. In July 1999, NCIC 2000 replaced an older system to allow for the sharing of digital images. We anticipate that the inclusion of digital images in these databases will increase the value of digital booking systems and the demand for facial recognition applications.

    The Violent Crime Control and Law Enforcement Act of 1994 is expected to contribute at least $130 million in grants to support technological improvements for law enforcement agencies and other activities to improve law enforcement training and information systems, which could include purchases of our products and services. The Crime Identification Technology Act of 1998 authorized funding of up to $250 million in each of the next five years to, among other things, support integration of state and local justice system technology. Agencies are eligible for grants under this program based on their initiatives to develop, oversee, plan and implement integrated information technology, including technology of the type produced by ImageWare. This act merely authorizes this funding and is contingent on Congress passing legislation to appropriate the funds each year.

OTHER APPLICATIONS AND MARKETS

    We believe there are emerging applications for our products within the public safety market beyond the needs of agencies to book and identify criminal suspects. Variations on our system can be used to track inmate populations of correctional facilities, to monitor the location of persons on parole or probation without the need for them to visit their parole or probation officer in person, to monitor gun registrations and allow gun retailers and distributors to run more accurate background checks on potential buyers, and to help authorities locate missing children.

    Our technology also has emerging applications in markets related to access control and identification. Organizations concerned with security issues can use our products to create picture identification cards that can be instantly checked against a database of facial images to prevent unauthorized access to secure areas. Potential customers in these markets include large corporations, hospitals, universities and government agencies.

PRODUCTS AND SERVICES

    We believe our integrated suite of software products significantly reduces the inefficiencies and expands the capabilities of traditional booking systems. Using our products, an agency can create a digital database of thousands of criminal history records, each including a full-color facial image, text information and images of other distinctive physical features. This database can be quickly searched using text queries or by using our facial recognition technology to compare the face of an unknown suspect with facial images in the database. Our investigative software products can also be used to create, edit and enhance digital images and to search databases of other agencies to which the customer has access.

    We believe our products allow our customers to achieve the following benefits:

    MORE QUICKLY BOOK AND IDENTIFY SUSPECTS. Because many officers can enter information and images directly into the booking system simultaneously from multiple locations, an agency can reduce the time required to book a suspect. In addition, rather than flipping through books of mugshots, an officer and witness can use our software to quickly compare the digital image of a suspect with thousands of facial images in the booking system.

    MORE ACCURATELY CAPTURE AND IDENTIFY FACES. Officers and witnesses can together create and edit full-color, photograph-quality images to match the facial image as closely as possible to the description of the suspect.

    SEARCH THROUGH A GREATER NUMBER OF CRIMINAL RECORDS. As agencies are able to access not only their own booking system but the databases of other agencies as well, they will be able to access a far greater number of criminal records than available through traditional booking systems.

    MINIMIZE TRAINING TIME AND EXPENSE. Our products are designed to be used by persons with minimal technical backgrounds. Our software programs ask simple questions to create full-color facial images, book a suspect or search a booking system.

    INTEGRATE OUR PRODUCTS INTO A COMPLETE SYSTEM. Our system is made up of a suite of six fully integratable software modules. A customer may purchase all of the modules as a complete system or each module individually. Our booking system can also be integrated with other information systems, such as an automated fingerprint identification system.

    SCALE OUR PRODUCTS FOR USE ON A SINGLE COMPUTER OR A LARGE NETWORK. Our products are completely scalable, so that they may be used on one computer terminal or with a client-server network including dozens of terminals or more.

    Our C.R.I.M.E.S. system consists of six software modules, which may also be purchased individually. The Crime Capture System (including both the Capture Module and the Retrieval Module) is our booking system and database. Our investigative modules are Face ID, Suspect ID, Crime Lab and Vehicle ID.

    CRIME CAPTURE SYSTEM. The Crime Capture System is a Windows-based digital booking system made up of two distinct software modules and associated hardware such as cameras and computer hardware as needed. The Crime Capture System allows a customer to capture and store images and other information in a database and search and retrieve records from the database. The Crime Capture System uses off-the-shelf hardware and is designed to comply with open industry standards so that it can operate on an array of systems ranging from a stand-alone personal computer to a wide area network. To avoid duplication of entries, the system can be integrated easily with several other information storage and retrieval systems, such as a live scan fingerprint system, a records management system or an automated fingerprint identification system. The first order for the Crime Capture System occurred in January 1998. As of December 13, 1999, the Crime Capture System is being used by 20 customers, including the Arizona Department of Public Safety and the Los Angeles County Sheriff's Department. Each Crime Capture System is scalable to suit each customer's needs and can be configured to connect with systems which may already be in place. As a result, the price of the system to the customer varies widely. Full installations of the Crime Capture System have ranged from $25,000 for a stand-alone system to over $1 million, and most commonly range from $150,000 to $400,000. Gross revenues from sales of the Crime Capture System represented 62% of our year-to-date gross revenues as of September 30, 1999.

    CCS CAPTURE. This software module allows a user to capture and store facial images as well as images of distinguishing features such as scars, tattoos and other marks. Each entry contains both images and text information in an easy-to-view format made up of distinct fields. As of December 13, 1999, we had installed CCS Capture at 59 sites. Current customers of this module range from agencies that capture a few thousand mugshots per year to those that capture over 600,000 mugshots per year. CCS Capture will generally replace our UNIX-based booking system, ForceField 2000, which was originally introduced by XImage Corporation in 1989 as a mugshot capture system. While a few of our customers will continue to use ForceField 2000 for the foreseeable future, we have upgraded most current customers from the ForceField 2000 to the Crime Capture System.

    CCS RETRIEVAL. This software module allows a user to search the database created with CCS Capture. Officers can conduct text searches in many fields, including file number, name, alias, distinctive features like "brown eyes" or "tattoo," and other information such as gang membership, arrests and convictions. CCS Retrieval creates a catalogue of possible matches, allowing officers or witnesses to save time by looking only at mugshots that closely resemble the description of the suspect. This module can also be used to create a line-up of similar facial images from which a witness may identify the suspect. CCS Retrieval can be used by a law enforcement agency's satellite offices that need to access a database created and maintained at a central location using CCS Capture. As of December 13, 1999, we had installed CCS Retrieval at 240 sites. When purchased separately from CCS Capture, the CCS Retrieval module is typically priced at approximately $6,750.

    FACE ID. This software module uses biometric facial recognition and retrieval technology to help authorities identify possible suspects. Images taken from surveillance videos, digital sketches or photographs can be searched against a digital database of facial images to retrieve any desired number of faces with similar characteristics. This investigative module can also be used at the time of booking to identify persons using multiple aliases. Using biometrics-based technology, Face ID can search through thousands of facial images in a matter of seconds, reducing the time it would otherwise take a witness to flip through a paper book of photographs that may or may not be similar to the description of the suspect. Face ID then creates a selection of possible matches ranked in order of similarity to the suspect, and a percentage confidence level is attributed to each possible match. Face ID incorporates search engine technology which we license from Visionics, Inc. We first introduced Face ID in late 1997. This module is comprised of a server, which is typically priced at $25,000 or more, and a personal computer client, which is typically priced at approximately $15,000.

    SUSPECT ID. This software module allows officers and witnesses to quickly create full-color, photo-realistic suspect composites. The digital composites are constructed from libraries of facial features based upon actual color photographs of such features. Suspect ID allows officers with minimal computer training and artistic talent to create a suspect composite by pointing and clicking with a mouse. This module can be installed on a laptop computer and taken into the field, allowing officers to conduct interviews and create composites before witnesses' memories fade. For rapid identification, officers can distribute completed composites within minutes via fax or e-mail. Suspect ID incorporates our patented object-layering technology. We first introduced Suspect ID in 1995. This module is typically priced at approximately $5,000.

    CRIME LAB. This software module allows officers to enhance and edit digital images. Using Crime Lab, an officer can update old images, create non-prejudicial line-ups, remove distracting backgrounds and enhance the quality of surveillance videos. Crime Lab incorporates our patented object-layering and color-masking technologies. We first introduced Crime Lab in 1995. This module is typically priced at approximately $600.

    VEHICLE ID. This software module helps officers identify motor vehicles which may have been stolen or involved in a crime. Vehicle ID's comprehensive database includes images and text information for over 1,000 vehicle makes and models and can be searched using many fields, including physical features and Vehicle Identification Number. Images of vehicles similar to the suspect vehicle can be viewed from front, rear, side or three quarter angles and can be depicted in any color. A color copy of the suspect vehicle can then be produced and immediately broadcast, printed or faxed to officers in the field. Vehicle ID incorporates our patented object-layering technology. Vehicle ID also incorporates Vehicle Identification Number software provided by the National Insurance Crime Bureau. We first introduced Vehicle ID in 1996. This module is typically priced at approximately $1,500.

    MAINTENANCE AND CUSTOMER SUPPORT

    We work directly with purchasers of our system to ensure that the system they purchase will meet their unique needs. We configure and test the system either at our facilities or on-site and conduct any customized programming necessary to connect the system with any legacy systems already in place, such as old booking system databases or other records management systems.

    As part of our installation of a system, we train our customer's employees in the effective use of our products. We also provide training on an ongoing basis both on-site and at our facilities in San Diego, California. We provide on-site hardware support to our customers, generally within 24 hours of the customer request. Customers can use a toll free number to speak with our technical support center, which provides software support and general assistance 24 hours a day, seven days a week. On-site customer support is coordinated by our field personnel in New York, Minnesota, Washington and Arizona. Providing customer support services typically provides us with annual revenue of 12% to 18% of the initial sales price of the system purchased by our customer.

    SYSTEM CONFIGURATION AND FULFILLMENT

    We directly employ computer programmers and also retain independent programmers to develop our software and perform quality control. We provide customers software which we specifically configure to operate on their existing computer system. We can also provide customers with a complete computer hardware system with our software already installed and configured. In either case, the customer is provided with a complete "turn-key" system which can be used immediately. When we provide our customers with a complete computer system including hardware, we use "off-the-shelf" computers, cameras and other components purchased from other companies such as IBM or Gateway 2000. Systems are assembled and configured either at our facilities in San Diego, California, or at the customer's location.

OUR STRATEGY

    Key elements of our strategy for growth include the following:

FULLY EXPLOIT THE EXPANDING LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    We intend to use our successful installations with customers such as the Arizona Department of Public Safety as reference accounts and to aggressively market C.R.I.M.E.S. as a superior technological solution. The majority of our recent and near term sales has been and will be from sales of the Crime Capture System. Our sales effort in the near term will be to establish the Crime Capture System as the mug shot system adopted in as many countries, states and large county/municipalities as possible. Once we have a system installed in a region, we intend to then sell additional systems or retrieval seats to other agencies within the primary customer's region and in neighboring regions. In addition, we will then market our complementary investigative modules to the customer, including Face ID, Suspect ID, Crime Lab and Vehicle ID. As customer databases of digital mug shots grow, we expect that the perceived value of our investigative modules, and corresponding revenues from sales of those modules, will also grow.

EXPAND INTO RELATED APPLICATIONS WITHIN THE LAW ENFORCEMENT AND PUBLIC SAFETY MARKETS

    Our products can provide solutions to law enforcement and public safety agencies beyond our core application of police booking systems and related investigative products, with minimal adaptation. The technology behind our C.R.I.M.E.S. product line can be used to create databases of missing children and compare the facial image of a lost child to the images in the database. Our system can be used to help correctional facilities track and control inmates. Gun sellers could use our products to access available criminal databases and help prevent the sale of guns to ineligible persons. Our technology can be used to monitor persons on parole or probation without requiring them to travel to their parole or probation officer. We anticipate that a parolee or probationer will be able to have his photograph taken in a specially designed kiosk which uses biometrics-based technology to identify the person and inform his parole or probation officer of his location.

PENETRATE THE ACCESS CONTROL AND IDENTIFICATION MARKETS

    We believe security issues are becoming increasingly important among public agencies, corporations, hospitals, universities and similar organizations. Using our products, an organization can create picture IDs that correspond to images in a digital database. A security guard can stop an individual and accurately check his identity against a database of authorized persons, and either allow or deny access as required. Picture IDs cannot be faked in the system, and authorized people are not delayed more than a moment. Our technology can also be applied in other markets to facilitate activities such as voter registration, immigration control and welfare fraud identification. Our system has been adopted as the picture ID system for the government of Kuwait.

DEVELOP THE INTERNET AND WIRELESS CAPABILITIES OF OUR PRODUCTS

    We are currently developing a new software module, called Crime Web, which will allow users to use the Internet or secure Intranets to conduct investigative searches of digital booking systems. Crime Web will include the most frequently used investigative features of the Crime Capture System to allow users to retrieve single images, conduct searches based on one or more parameters, create digital line-ups and print retrieved records. We are also currently developing an Internet-based version of Face ID that will allow investigators to use the Internet to compare the digital image of an unknown suspect with a database of images using biometrics-based technology. We believe our Internet products will allow users to quickly access and share images via the Internet while maintaining the security and integrity of databases, thereby encouraging the widespread dissemination and sharing of criminal information among law enforcement agencies. We intend to introduce Crime Web in the first quarter of fiscal 2000.

    We also intend to develop the wireless capabilities of our products. Public safety agencies require information to be available to their agents in the field. Vehicles are being outfitted with wireless terminals which will allow for the receipt of more information, including color photographs and arrest records. Additionally, public safety agencies are investigating the feasibility of handheld devices which can operate outside of a vehicle and accompany investigators wherever an investigation takes them. In order to facilitate the transfer of arrest records and investigative tools to public safety employees in the field, we plan to develop technology in cooperation with wireless communications companies which will allow our products in the field to operate over wireless systems.

ACQUIRE BUSINESSES THAT ENHANCE OUR STRATEGIC POSITION

    We may in the future acquire businesses that will complement our growth strategy and enhance our competitive position in our core markets and other markets. However, we have no current plans for such acquisitions.

SALES AND MARKETING

    We market and sell our products through our direct sales force and through indirect distribution channels, including systems integrators. Our sales and account representatives are based in Massachusetts, New Jersey, Georgia and California.

    As of December 13, 1999, our domestic sales organization included our Director of Sales, our Director of Major Account Development, our Vice President of Sales and Business Development and five regional managers. Our Director of Major Account Development, based in Boston, coordinates relationships with systems integrators and other strategic partners and is responsible for U.S. federal accounts and European sales. Other international sales are coordinated by our Vice President of Sales and Business Development. Our sales professionals are supported by our technical experts who are available by telephone and conduct on-site customer presentations.

    The typical sales cycle for our Crime Capture System includes a pre-sale process to define the potential customer's needs and budget, an on-site demonstration, and conversations between the potential customer and existing customers. Government agencies are typically required to purchase large systems by including a list of requirements in a Request For Proposal (known as an "RFP") and allowing several companies to openly bid for the project by responding to the RFP. If our response is selected, we enter into negotiations for the contract and, if successful, ultimately receive a purchase order from the customer. This process can take anywhere from a few months to over a year.

    In addition to our direct sales force, we have developed relationships with a number of large systems integrators who contract with government agencies for the installation and integration of large computer and communication systems. By acting as a subcontractor to these systems integrators, we are able to avoid the time-consuming and often expensive task of submitting proposals to government agencies and also gain access to large clients who might not contract directly with small companies. In this context, we provide agencies with digital image booking systems and our related investigative software products. As of December 13, 1999, we were a subcontractor to the following prime contractors:

    - SCIENCE APPLICATIONS INTERNATIONAL CORPORATION, for the New York City Police Department.

    - MORPHO SYSTEMES, S.A., a subsidiary of SAGEM, S.A., a French company, for the national identification system of Kuwait.

    - PRC, INC., for the Las Vegas Metropolitan Police Department.

    - DIGITAL BIOMETRICS, INC., for the Los Angeles County Sheriff's Department.

    We have also entered into agreements or arrangements with the following companies to jointly bid on certain specific projects:

    - SIEMENS BUSINESS SERVICES, S.A., a German company, to jointly bid on the national booking and facial recognition systems for the Belgian police.

    - HEWLETT-PACKARD SINGAPORE (SALES) PTE LTD., to jointly bid on the booking and facial recognition system for the Singapore Police Department.

    - INTELLIGENCE AND STRATEGIC PROCESSES PTY LTD., an Australian company, to sell our booking system in Australia and New Zealand.

    We also work with companies that offer complementary products, where value is created through product integration. These teaming arrangements allow us to both enhance our products and expand our customer base through the relationships and contracts of our strategic partners. We have entered into agreements with the following companies:

    - POLAROID CORPORATION. In September 1999, we entered into an agreement to jointly market centralized imaging and facial recognition technology to law enforcement agencies in selected states where Polaroid has state contracts for drivers' license systems.

    - H.T.E., INC. In August 1999, we entered into an agreement to integrate our Crime Capture System with the records management system and jail management system of H.T.E., Inc.

    We promote our products through trade journal advertisements, direct mail, and attendance at industry trade shows, including those sponsored by the International Association for Law Enforcement, the International Association for Identification, and the International Association of Chiefs of Police. We also target other media through public relations efforts, including non-industry publications, daily newspapers, local and national news programs, and television programs related to law enforcement. Articles regarding our products have appeared in BUSINESS WEEK, IMAGING MAGAZINE, THE WALL STREET JOURNAL and a number of other publications.

CUSTOMERS

    We have a broad range of domestic and international customers. Most of our customers are government agencies at the federal, state and local levels in the United States. Our products are also being used in Canada, the United Arab Emirates, Kuwait, Mexico, Colombia, Venezuela, and the Philippines by over 450 customers, including the following:

New York City Police Department            Los Angeles County Sheriff's Department
Arizona Department of Public Safety        King County (Seattle), Washington
Orange County, Florida Sheriff's Office    U.S. Army, Navy and Air Force
Hennepin County (Minneapolis), Minnesota   Montreal Police Department
Government of Kuwait                       Milwaukee County, Wisconsin
City of San Antonio, Texas

    In addition to the major customers listed above, we also receive purchase orders from or enter into contracts with cities or counties. We have agreed in certain instances with the state agency, for example, the Arizona Department of Public Safety, to provide our products and services to smaller cities within the state at the price and on the terms offered to the state agency. When referring to the number of our customers, we not only include the large entities such as the Arizona Department of Public Safety, but also include the smaller cities (or counties), such as Tempe and Scottsdale, which separately enter into contracts with us or submit purchase orders for our products and services.

COMPETITION

    Due to the fragmented nature of the law enforcement and public safety market and the modular nature of our product suite, we face different degrees of competition with respect to each C.R.I.M.E.S. module. We believe the principal bases on which we compete with respect to all of our products are:

    - The ability to integrate our modular products into a complete imaging and facial recognition system.

    - Our reputation as a reliable systems supplier.

    - The usability and functionality of our products.

    - The responsiveness, availability and reliability of customer support.

    The Crime Capture System faces strong competition from other makers of booking systems, including companies such as Printrak International, Inc. and Digital Descriptors Systems, Inc. Other companies in this market include Identix Corp., Dynamic Imaging, Inc. and Epic Solutions, Inc. Printrak serves over 250 customers, including the Philadelphia Police Department. Internationally, there are a number of local companies offering booking solutions in most countries. Most competitors' products in this niche offer basic image capture and storage but lack the functionality of investigative products, including facial recognition and image editing and enhancement.

    We believe Face ID was the first facial recognition software produced and sold to the law enforcement and public safety markets. As a result, we believe it is the most widely recognized product in this niche, with the largest number of installations. Identix Corp. has, through its subsidiary, developed products with facial recognition capabilities.

    Suspect ID faces competition primarily from Smith and Wesson and Faces, Inc. Some agencies continue to employ sketch artists who develop hand-drawn composites from witness interviews. Smith and Wesson has supplied "acetate foil overlay" products for over 30 years. This method of creating suspect composites requires a user to overlay sheets of clear plastic with different facial features in order to produce a full picture. This method is still the most widely used method for creating suspect composites, but its use has declined since the introduction of computerized composite systems.

    Crime Lab faces competition primarily from off-the-shelf image editing and enhancement programs such as Photoshop from Adobe Systems. Photoshop is a well known application, but was not specifically designed for the law enforcement and public safety industry. As a result, it is not customized for use by law enforcement agencies and cannot be easily integrated with other law enforcement investigative software products.

    Vehicle ID is, to our knowledge, the only software product using digital images of motor vehicles to help law enforcement agencies locate and identify stolen vehicles or vehicles involved in crimes.

INTELLECTUAL PROPERTY

    We rely on patents, trademarks, trade secret and copyright laws, and confidentiality agreements to protect our intellectual property. We own two United States patents that are important to our business strategy. Our patented "Color Masking System" allows a user to manipulate selected colors of an image without affecting other colors of the image. Our patented "Object Layering" technology allows a user to save each element of an image as a separate layer so that edits can be made to certain elements without affecting other elements or having to re-create the entire image. Our patented object layering technology is used in Suspect ID, Crime Lab and Vehicle ID, and our patented color masking technology is used in Crime Lab. These patents expire in 2012 and 2013, respectively. We have several unregistered and federally registered trademarks, as well as trademarks for which there are pending trademark registrations with the United States Patent & Trademark Office, including the following marks:

C.R.I.M.E.S.-Registered Trademark- Crime Capture System-TM-
Image                       Crime Lab-TM-
Wizard-Registered Trademark-
ImageWare-Registered Trademark- Crime Web-TM-
Morphwizard-Registered Trademark- Face ID-TM-
People                      Face Investigate-TM-
Postcards-Registered Trademark-
Suspect                     ForceField 2000-TM-
  ID-Registered Trademark-
Vehicle
  ID-Registered Trademark-

    We license and depend on intellectual property from third parties. We license certain facial recognition and retrieval technology from Excalibur Technologies Corporation on a nonexclusive, worldwide basis. Under the agreement with Excalibur, we can create our own intellectual property as a derivative of the Excalibur technology. Our license from Excalibur with respect to certain technology will expire on April 29, 2001, while our license with respect to other technology expired on October 29, 1999. Under the license with Excalibur, we are currently paying royalties at rates equal to 10% and 25% of the net sales price of the product depending on the category of Excalibur's technology which is incorporated into the specific product being sold. We license search engine technology from Viisage
Technology, Inc. and Visionics, Inc. Our license from Viisage Technology is a nonexclusive license for the United States and expires on December 31, 2000. The royalties payable by us under the license from Viisage are $5,000 for searches of up to 40,000 images and $0.17 per image beyond 40,000 images. Our license from Visionics is on a nonexclusive, worldwide basis and expires in July 2001. The royalties payable by us under the license are based upon the number of images on the database and the number of clients accessing the server. As of December 13, 1999, we were actively using the technology licensed from Visionics in our products. We believe that, prior to expiration of the Visionics license, we will be able to either enter into a new license agreement with Visionics, obtain similar search engine technology from another third party or develop our own technology.

    We also license certain of our technology to third parties. We entered into a license agreement pursuant to which we granted Atlus Co., Ltd. an exclusive license (except with respect to the license granted to American Photo
Booth, Inc.), for a one-time licensing fee of $1,961,039 received in 1997, to use our patents and related technology in the entertainment photo booth market and a nonexclusive license to use our patents and related technology in other markets. The patents licensed to Atlus relate to only two of the six modules of our C.R.I.M.E.S. suite of products, Suspect ID and Crime Lab. The remaining four modules of the C.R.I.M.E.S. suite of products are not based on the patents or technology which was the subject of this license agreement. The license agreement also required that we first offer to Atlus, at a price and at terms acceptable to us, the right to license all new technologies which we developed before we could license such new technology to any third party. Atlus, in turn, could only assign or sublicense its rights under the license agreement to an affiliate or subsidiary of Atlus.

    As of June 30, 1999, we entered into a settlement agreement and release with Atlus in which we assigned to Atlus certain patents that were previously subject to the license agreement mentioned above. In turn, Atlus has given us perpetual, nonexclusive licenses to such assigned patents to use for applications other than photo booth entertainment applications. The settlement agreement modifies the license agreement with Atlus in that those patents which were assigned to Atlus are no longer subject to the license agreement, and Atlus is now able to freely sublicense to third parties the patents and intellectual property which is still subject to the license agreement.

    Pursuant to a license agreement with Panasonic Computer Peripheral Company, Panasonic has the exclusive right to use our technology for the purpose of bundling it with its motion printers and distributing the bundled product in the United States and Canada. As of September 30, 1999, we had received payments from Panasonic under this agreement of approximately $347,000, and Panasonic had informed us that they have stopped using the technology for the time being. We also granted to American Photo Booths Inc. a non-exclusive license to make and sell entertainment photo booths using our "Color Masking" and "Object Layering" technology pursuant to a Confidential License Agreement dated as of August 28, 1999. We do not receive royalties under this license agreement. We believe certain of our patented technology may be currently used by third parties without licenses from us and we intend to seek to enter into license agreements with the parties similar to our arrangement with Panasonic.

RESEARCH AND DEVELOPMENT

    Our research and development team is made up of 11 programmers, engineers and other employees. We spent approximately $831,000 on research and development in 1998 and $1.1 million in the first nine months of 1999. We continually work to increase the speed and accuracy of our existing suite of products. Our research and development efforts will continue to focus on technology and products for the law enforcement and public safety markets. We intend to use the proceeds of this offering to expand our research and development efforts related to other markets as well. Currently, our principal projects include:

    - Completing the development of the Crime Web product and enabling our existing products to allow facial images and associated data to be accessed over the Internet or an agency's Intranet.

    - Completing the development of our "Real Time" facial recognition application so that facial searches and resulting matches can be processed within seconds of initial image capture.

    - Adding wireless communications capabilities to our suite of products to allow for the transmissions of images and text between agencies and their officers in the field.

    - Developing a standard interface template to allow for easier integration of C.R.I.M.E.S. with the complementary applications of our strategic partners, such as jail management and record keeping programs.

EMPLOYEES

    As of December 13, 1999, we had a total of 48 full-time employees, including nine in sales and marketing, 22 in customer support and installation, ten in research and development and seven in administration. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

FACILITIES

    We conduct our operations from a 16,000-square-foot facility located in San Diego, California. The monthly rent for this facility is approximately $22,000. This lease expires on July 31, 2003. We believe this facility will meet our needs for the next three years and that additional space will be available on reasonable terms upon the expiration of our current lease or in the event we need to expand our facilities.

LEGAL PROCEEDINGS

    We are not aware of any pending legal proceedings against us that, individually or in the aggregate, would have a material adverse effect on our business, results of operations or financial condition.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our directors, executive officers and key employees are as follows:

NAME                                      AGE                            POSITION
----                                    --------   ----------------------------------------------------
S. James Miller, Jr..................      46      Chairman, President and Chief Executive Officer

                                                   Vice President of Finance and Chief Financial
Wayne G. Wetherell...................      47      Officer

Paul J. Devermann....................      44      Vice President of Sales and Business Development

Patricia E. Ryan.....................      35      Director of Major Account Development

William J. Ibbetson..................      31      Chief Technical Officer

Patrick J. Downs.....................      63      Director

John L. Holleran.....................      73      Director

Yukuo Takenaka.......................      57      Director

    S. JAMES MILLER, JR. has served as our President and Chief Executive Officer and as a director since 1990. From 1980 to 1990, Mr. Miller was an executive with Oak Industries, Inc., a manufacturer of components for the telecommunications industry. While at Oak Industries, Mr. Miller served as a director and as General Counsel, Corporate Secretary and Chairman/President of Oak Industries' Pacific Rim subsidiaries. Mr. Miller has a J.D. from the University of San Diego School of Law and a B.A. from the University of California, San Diego.

    WAYNE G. WETHERELL has served as our Vice President of Finance and Chief Financial Officer since 1996. From 1991 to 1996, Mr. Wetherell was the Vice President and Chief Financial Officer of Bilstein Corporation of America, a manufacturer and distributor of automotive parts. Mr. Wetherell holds a B.S. in Management and a M.S. in Finance from San Diego State University.

    PAUL J. DEVERMANN has served as our Vice President, Sales and Business Development since 1997. From 1992 to 1997, Mr. Devermann was the Managing Director and Founding Partner of Intra-International Trade and Transactions, an international consulting and trading company which facilitates business transactions between the U.S. and Japanese companies. He holds a B.S. degree in Marketing from Northern Illinois University and an M.B.A. from the University of Puget Sound.

    PATRICIA E. RYAN has served as our Director of Major Account Development since 1994. From 1992 to 1994, Ms. Ryan was an account executive of Noble Broadcasting, Inc., where she was responsible for developing new business through vendor and event marketing campaigns. Ms. Ryan holds a B.S. in Business Administration and a B.A. in Economics from the University of New Hampshire.

    WILLIAM J. IBBETSON joined us in 1992 as a field support technician and has served as our Chief Technical Officer since April 1996. Mr. Ibbetson holds a Certification in Computer Electronics Technology from Coleman College.

    PATRICK J. DOWNS was elected to the Board in August 1994. He is a founding shareholder of NTN Communications, Inc., a interactive gaming company whose common stock is listed on the American Stock Exchange, and served as its Chairman and Chief Executive Officer from 1983 to 1997. Mr. Downs is currently Manager of Control Commerce, LLC, an Internet business.

    JOHN L. HOLLERAN was elected to the Board in May 1996. For the last five years, Mr. Holleran has been self-employed as a management and investment consultant.

    YUKUO TAKENAKA was elected to the Board in April 1997. Since 1989,
Mr. Takenaka has been President of Takenaka & Company LLC, an investment firm. Mr. Takenaka is a director of Atlus

Dream Entertainment Co., Ltd., which is majority owned by Atlus Holding, a wholly owned subsidiary of our largest shareholder, Atlus Co., Ltd.

DIRECTOR COMPENSATION

    In January 1998, for past services rendered as directors, we issued 2,844 shares of common stock to S. James Miller, 2,844 shares to Patrick Downs, 2,654 shares to William Guthner, 1,327 shares to John Holleran and 569 shares to Yukuo Takenaka. Directors did not receive any other compensation in 1998. Beginning November 1999, directors who are not also employees will receive $12,000 annually in return for their services as directors, payable in cash or our common stock as determined by the company. We reimburse directors for travel and other out-of-pocket expenses incurred in attending shareholder, Board and committee meetings. Directors are also entitled to receive options under the 1994 Nonqualified Stock Option Plan and the 1999 Stock Option Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

    Our Board of Directors has a Compensation Committee consisting of Mr. Downs (with a current vacancy) and an Audit Committee consisting of Mr. Takenaka and Mr. Holleran. The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of our officers, reviews general policy matters relating to compensation and benefits of our employees and administers the issuance of stock options and discretionary cash bonuses to our officers, employees, directors and consultants. The Audit Committee meets with management and our independent public accountants to determine the adequacy of our internal controls and other financial reporting matters. It is our intention to appoint only independent directors to the Audit and Compensation Committees.

EXECUTIVE COMPENSATION

    The following table sets forth information regarding compensation awarded to, earned by or paid to our President and Chief Executive Officer and executive officers whose annual compensation exceeded $100,000 in 1998 for all services rendered to us during 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                LONG TERM
                                                                                               COMPENSATION
                                                       ANNUAL COMPENSATION                     ------------
                                         ------------------------------------------------       SECURITIES
                                                                             OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR      SALARY        BONUS     COMPENSATION       OPTIONS(#)
---------------------------              --------   --------      --------   ------------      ------------
S. James Miller, Jr. ..................    1998     $159,769           --       $ 9,000(3)            --
  President and Chief Executive Officer    1997      156,445(1)   $15,000        10,320(2)(3)      9,479
                                           1996      155,885           --         9,000(3)        18,957

Wayne G. Wetherell ....................    1998     $108,606           --            --            2,844
  Vice President of Finance and            1997      108,127      $ 7,500       $ 1,320(2)        18,957
  Chief Financial Officer                  1996       32,277           --            --               --

Paul J. Devermann .....................    1998     $101,300      $10,000            --            2,844
  Vice President of Sales and              1997       99,865           --            --           18,957
  Business Development                     1996           --           --            --               --

------------------------

(1) Includes cash and common stock.

(2) Includes a 401(k) matching contribution of $1,320.

(3) Includes an auto allowance of $750 per month.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding options granted to the following executive officers during the year ended December 31, 1998.

                                          NUMBER OF      PERCENT OF TOTAL
                                         SECURITIES      OPTIONS GRANTED
                                         UNDERLYING      TO EMPLOYEES IN    EXERCISE PRICE
NAME                                   OPTIONS GRANTED     FISCAL YEAR        ($/SHARE)      EXPIRATION DATE
----                                   ---------------   ----------------   --------------   ---------------
S. James Miller, Jr..................         --                 --                 --       --

Wayne G. Wetherell...................       2844               11.6%             $5.28       April 8, 2003

Paul J. Devermann....................       2844               11.6%             $5.28       April 8, 2003

FISCAL YEAR END OPTION VALUES

    The following table sets forth information regarding the number and value of unexercised options held by the following executive officers on December 31, 1998. None of these executive officers exercised options to purchase common stock during 1998.

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                                    AT FISCAL YEAR END(#)       AT FISCAL YEAR END($)(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
S. James Miller, Jr............................    28,436             --             0              0

Wayne G. Wetherell.............................     6,635         15,166             0              0

Paul J. Devermann..............................     6,635         15,166             0              0

------------------------

(1) Based on the estimated fair value of our common stock as of December 31, 1998, determined by our Board of Directors to be $5.28 per share (as adjusted to reflect the 5.275-to-1 reverse stock split on November 29,
    1999).

STOCK OPTION PLANS

    We have three separate stock option plans: the 1994 Employee Stock Option Plan, the 1994 Nonqualified Stock Option Plan, and the 1999 Stock Option Plan.

    The 1994 Employee Stock Option Plan is an incentive stock option plan which authorizes us to issue options to purchase up to 170,616 shares of our common stock to our officers and key employees. Under this plan, we have issued options to purchase 165,118 shares at a weighted average exercise price of $5.275 per share. The plan is administered by our Board of Directors. Subject to the provisions of this plan, the Board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our common stock. No options may be granted after August 31, 2004. The exercise price of the options granted under this plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted or, in the case of options granted to an optionee owning more than 10% of our voting stock, at a price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted.

    The 1994 Nonqualified Stock Option Plan is a non-qualified stock option plan which authorizes us to issue options to purchase up to 18,957 shares of our common stock to our directors and consultants. Under this plan, we have issued options to purchase 16,492 shares at an exercise price of $8.00. The plan is administered by our Board of Directors. Subject to the provisions of this plan, the Board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the plan may not exceed five years. No options may be granted after August 31, 2004. The exercise price of the options granted under this plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted.

    The 1999 Stock Option Plan is a combined incentive and non-qualified stock option plan which authorizes us to issue options to purchase up to 350,000 shares of our common stock. Under this plan, we have issued options to purchase 250,000 shares at $8.00 per share, including 75,000 options to Mr. Miller, 50,000 options to Mr. Wetherell and 50,000 options to Mr. Devermann. The plan is administered by our Board of Directors. Subject to the provisions of this plan, the Board determines who will receive options, the number of options granted, the manner of exercise and the exercise price of the options. The term of the options granted under the plan may not exceed ten years, or five years for options granted to an optionee owning more than 10% of our voting stock. No options may be granted after December 17, 2009. The exercise price of an incentive stock option granted under this plan must be equal to or greater than the fair market value of the shares of our common stock on the date the option is granted. The exercise price of a non-qualified option granted under this plan must be equal to or greater than 85% of the fair market value of the shares of our common stock on the date the option is granted. In either case, an option granted to an optionee owning more than 10% of our voting stock must have an exercise price equal to or greater than 110% of the fair market value of our common stock on the date the option is granted.

    In February 1999, all then-outstanding options were repriced so that the new exercise price of these options became $5.28 per share (as adjusted to reflect the 5.275-to-1 reverse stock split in November 1999).

EMPLOYMENT AGREEMENTS

    S. JAMES MILLER, JR. In September 1997, we entered into an amended employment agreement with Mr. Miller pursuant to which Mr. Miller will serve as our President and Chief Executive Officer. This agreement is for an initial three-year term ending December 31, 2001, which period is renewed annually on January 1(st) of each year for a three-year term unless we give Mr. Miller one-year prior notice of termination. This agreement provides for annual base compensation in the amount of $155,000, which amount will be increased based on cost-of-living increases, and a $750 per month auto allowance. Under this agreement, we will reimburse Mr. Miller for reasonable expenses incurred in connection with our business. If we terminate Mr. Miller's employment without cause or if we move our principal offices out of San Diego, Mr. Miller will be entitled to a lump sum amount equal to the full amount of his base salary for the remainder of the term of the agreement. Upon a change in control of the company or a material reduction of Mr. Miller's duties by the Board of Directors, Mr. Miller may provide 30 days notice of the termination of his employment and will be entitled to his entire unpaid base salary for the remainder of the term of the agreement.

    WAYNE G. WETHERELL. On March 1, 1999, we entered into an amended employment agreement with Mr. Wetherell pursuant to which Mr. Wetherell will serve as our Chief Financial Officer. This agreement is for a term ending April 30, 2002. This agreement provides for annual base salary in the amount of $112,144, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Mr. Wetherell for reasonable expenses incurred in connection with our business. If we terminate Mr. Wetherell's employment without cause, Mr. Wetherell will be entitled to the full amount of his base salary for a period of one year after termination. Upon a change in control of the company or a material reduction of Mr. Wetherell's duties by the Board of Directors, Mr. Wetherell may provide
30 days notice of the termination of his employment and will be entitled to his entire unpaid base salary for a period of one year from the date of termination.

    PAUL J. DEVERMANN. On March 1, 1999, we entered into an amended employment agreement with Mr. Devermann pursuant to which Mr. Devermann will serve as our Vice President, Sales and Business Development. This agreement is for a term ending February 28, 2002. This agreement provides for annual base salary in the amount of $103,731, which amount will be increased based on cost-of-living increases and may also be increased based on performance reviews. Under this agreement, we will reimburse Mr. Devermann for reasonable expenses incurred in connection with our business. If we terminate Mr. Devermann's employment without cause, Mr. Devermann will be entitled to a lump sum equal to the full amount of his base salary for a period of one year after termination. Upon a change in control of the company or a material reduction of Mr. Devermann's duties by the Board of Directors, Mr. Deverman may provide 30 days notice of the termination of his employment and will be entitled to his entire unpaid base salary for a period of one year from the date of termination.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS AND OFFICERS

    In connection with our acquisition of XImage in January 1998, we borrowed $700,000 from Imperial Bank. On September 18, 1998, we borrowed an additional $500,000 from Imperial Bank which has been paid in full. The maturity date of the outstanding balance of the $700,000 loan has been extended until March 3, 2000. Both of the loans were personally guaranteed by Mr. Miller, Mr. Wetherell and Mr. Devermann, and by William E. Guthner, one of our former directors. In consideration of these guarantees, we issued to each of Mr. Miller, Mr. Wetherell, Mr. Devermann and Mr. Guthner 27,014 shares of common stock, warrants to purchase 3,317 shares of common stock at $15.825 per share, and warrants to purchase 2,369 shares of common stock at $7.91 per share. These guarantees will be released upon payment of the outstanding loan from Imperial Bank. We intend to pay this loan in full with the proceeds of this offering.

    Mr. Miller loaned us $267,500 pursuant to the terms of a convertible note dated June 15, 1995. The note provides for quarterly payments of interest at an annual rate of 8%, with the entire amount due and payable on June 15, 2000. The amount due under the note may be converted, at Mr. Miller's election, into units comprised of shares of Series B Preferred Stock and warrants to purchase common stock on the same terms as sold to our current Series B Preferred shareholders in a 1995 private placement.

    As of September 30, 1999, we have an outstanding debt of approximately $33,000 to Patrick J. Downs, a director of the company, pursuant to the terms of a convertible note dated June 15, 1995. The note provides for quarterly payments of interest at an annual rate of 8%, with the entire amount due and payable on June 15, 2000. The amount due under the note may be converted, at Mr. Downs election, into units comprised of shares of Series B Preferred Stock and warrants to purchase common stock on the same terms as sold to our current Series B Preferred shareholders in a 1995 private placement.

    We also have an outstanding debt of $55,000 to the Nossaman, Guthner, Knox & Elliot Profit Sharing & Savings Plan dated April 1, 1969 for the benefit of W.E. Guthner, Jr., our former director, pursuant to the terms of a promissory note dated November 5, 1998. The note provides for interest to accrue at the rate of 10% with a payment of principal and interest which was due on January 31, 1999. This note is secured by a security agreement granting a security interest in all of our assets. The William Guthner Estate has not enforced its rights with respect to repayment of the note. We intend to repay this obligation from the proceeds of this offering.

    We have entered into a letter agreement with Takenaka & Company LLC pursuant to which Takenaka & Company has agreed to assist us in communicating with Atlus, our largest shareholder. Pursuant to the terms of the letter agreement, Takenaka & Company LLC will be compensated for its services on an hourly basis ranging from $250 to $375 per hour depending on the level of experience of the professional staff involved. Mr. Takenaka is the president of Takenaka & Company LLC and one of our directors.

TRANSACTIONS WITH ATLUS CO., LTD.

    Atlus Co., Ltd., a Japanese corporation, owns approximately 31% of our common stock. In conjunction with an investment by Atlus in March of 1997, we entered into a Securities Purchase Agreement and a License Agreement. The License Agreement is described in "BUSINESS--Intellectual Property." The Securities Purchase Agreement entitled Atlus to purchase, at the end of each quarter until the date of an initial public offering of the our common stock, the number of warrants to purchase shares of common stock at $21.10 per share which, if exercised, would result in Atlus owning 33 1/3% of our outstanding common stock at the end of such quarter. The warrants granted to Atlus were to be exercisable for a period of five years after their date of issuance. Atlus did not purchase any warrants under the Securities Purchase Agreement. The Securities Purchase Agreement also granted to Atlus a right of first refusal to participate, on a pro rata basis, in future securities offerings, and the right to approve of (i) any changes to our Articles of Incorporation, (ii) our obtaining a controlling interest in any other entity, (iii) the sale of any of our intellectual property, (iv) any change in the nature of our business, or
(v) the encumbrance of any of our material assets. The Securities Purchase Agreement with Atlus will be terminated effective upon the completion of this offering.

TRANSACTION WITH PRESIDENT OF ATLUS

    Naoya Harano, the president of Atlus, loaned $1,250,000 to us pursuant to the terms of a convertible promissory note dated November 10, 1999. The convertible promissory note provides for payment upon the earlier of February 10, 2001 or five days after the completion of this offering. The repayment of the debt is in United States dollars, but the amount to be repaid will be adjusted based upon the change in the exchange rate between the United States dollar and the Japanese yen between the date of the promissory note and the date of repayment. If the Convertible Promissory Note is not paid before April 1, 2001, the holder may convert the outstanding balance due into our common stock at $1.00 per share. The amount due under the convertible promissory note accrues interest at the rate of 10% per year. In connection with this loan, Mr. Harano received warrants to purchase 125,000 shares of our common stock exercisable at $6.00 per share. These warrants are exercisable at any time after January 1, 2001 and before November 10, 2004.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of common stock as of December 13, 1999, and as adjusted to reflect the sale of 1,500,000 units in this offering, by (i) each person or group of affiliated persons known to be the beneficial owner of more than 5% of our outstanding common stock, (ii) each of our directors, (iii) each our executive officers, and (iv) all of our directors and executive officers as a group. As of such date, there were 1,155,482 shares of common stock outstanding before giving effect to the sale of units in the offering. The Company believes that, except as otherwise listed below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

                                                                                  PERCENT OF SHARES
                                                                                  BENEFICIALLY OWNED
                                                                               ------------------------
                                                           NUMBER OF SHARES    BEFORE THIS   AFTER THIS
NAME AND ADDRESS OF BENEFICIAL OWNER (1)                  BENEFICIALLY OWNED    OFFERING      OFFERING
----------------------------------------                  ------------------   -----------   ----------
Atlus Co., Ltd..........................................        365,116(2)         30.9%         13.6%

S. James Miller, Jr.....................................        184,054(3)         15.1%          6.8%

R Squared Limited ......................................          120,943          10.5%          4.6%
  c/o Royal Bank of Canada Trust Co.
  P.O. Box 1856
  Cardinal Avenue, George Town, Grand Cayman
  Cayman Islands, B.W.I.

Wayne G. Wetherell......................................         49,716(4)          4.2%          1.9%

Paul J. Devermann.......................................         46,967(5)          4.0%          1.8%

Patrick J. Downs........................................         61,426(6)          5.3%          2.3%

John L. Holleran........................................         10,332(7)          0.9%          0.4%

Yukuo Takenaka..........................................          4,076(8)          0.4%          0.2%

                                                                356,571(9)         28.1%         12.9%
All directors and executive officers as a group (6
  persons)..............................................

------------------------

(1) Unless otherwise indicated, the address of each person in this table is c/o ImageWare Systems, Inc., 10833 Thornmint Road, San Diego, California 92127.

(2) Includes 26,540 shares subject to warrants that are exercisable within 60 days.

(3) Includes 60,663 shares subject to options, warrants or convertible securities that are exercisable or convertible within 60 days, and 9,479 shares held by members of Mr. Miller's immediate family.

(4) Includes 19,953 shares subject to options or warrants that are exercisable within 60 days.

(5) Includes 19,953 shares subject to options or warrants that are exercisable within 60 days.

(6) Includes 7,397 shares subject to options or convertible securities that are exercisable or convertible within 60 days.

(7) Includes 2,370 shares subject to options that are exercisable within 60 days.

(8) Includes 3,507 shares subject to options that are exercisable or convertible within 60 days.

(9) Includes 113,843 shares subject to options, warrants or convertible securities that are exercisable or convertible within 60 days.

                           DESCRIPTION OF SECURITIES

    Upon completion of the offering, our authorized capital stock will consist of (1) 50,000,000 authorized shares of common stock, $0.01 par value, and
(2) 4,000,000 authorized shares of preferred stock, $0.01 par value, of which there will be 2,655,482 shares of common stock and 389,400 shares of preferred stock outstanding. The following description of our capital stock is a summary and is qualified in its entirety by the provisions of the Amended and Restated Articles of Incorporation and our Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

UNITS

    Each unit consists of one share of common stock and one public warrant to purchase an additional share of common stock. The common stock and warrants will trade only as a unit for at least 30 days following this offering. The representative of the underwriters will then determine when the units separate, after which the common stock and the public warrants will trade separately.

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share on all matters submitted to a shareholder vote and, in the election of directors, may upon proper notice cumulate their votes and cast them for one or more directors. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

    Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock. All outstanding shares of common stock are, and the shares underlying all options and public warrants will be, duly authorized, validly issued, fully paid and non-assessable upon our issuance of these shares.

PREFERRED STOCK

    The Amended and Restated Articles of Incorporation provide for the issuance of up to 750,000 shares of Series B Preferred Stock. As of the date of this prospectus, there are 389,400 outstanding shares of Series B Preferred Stock. The Series B Preferred Stock have rights and preferences which are superior to the rights of the holders of our common stock. These rights and preferences include the right to receive a cumulative cash dividend of $0.2125 per share, a preference in the distribution of our assets over the holders of Common Stock in event of the liquidation or dissolution of the company, the right to convert to shares of common stock, and the right to elect a director in the event we are in default of the provisions of the Amended and Restated Articles of Incorporation with respect to the Series B Preferred Stock. Subject to certain limitations prescribed by law and the rights and preferences of the Series B Preferred Stock, our Board of Directors is authorized, without further shareholder approval, from time to time to issue up to an aggregate of 3,610,600 shares of our preferred stock, in one or more additional series. Each new series of preferred stock may have different rights and preferences that may be established by our Board of Directors.

    The rights and preferences of future series of preferred stock may include:

    - number of shares to be issued;

    - dividend rights and dividend rates;

    - right to convert the preferred stock into a different type of security;

    - voting rights attributable to the preferred stock;

    - right to receive preferential payments upon a liquidation of the company;

    - right to set aside a certain amount of assets for payments relating to the preferred stock; and

    - prices to be paid upon redemption of the preferred stock.

PUBLIC WARRANTS

    GENERAL

    Each public warrant entitles the holder to purchase one share of our common stock at an exercise price per share of 120% of the initial public offering price of the units during the first year after the offering and 150% of the initial public offering price of the units thereafter. The exercise price is subject to adjustment upon the occurrence of certain events as provided in the public warrant certificate and summarized below. Our public warrants may be exercised at any time during the period commencing 30 days after this offering and ending on the fifth anniversary date of the closing of the offering, which is the expiration date. Those of our public warrants which have not previously been exercised will expire on the expiration date. A public warrant holder will not be deemed to be a holder of the underlying common stock for any purpose until the public warrant has been properly exercised.

    SEPARATE TRANSFERABILITY

    Our public warrants will trade only as a unit for a period of at least 30 days following this offering. The representative of the underwriters will then determine when the units separate, after which the common stock and the public warrants will trade separately.

    REDEMPTION

    We have the right, commencing six months after the closing of this offering, to redeem the public warrants issued in the offering at a redemption price of $0.25 per public warrant after providing 30 days prior written notice to the public warrant holders, if the average closing bid price of the common stock equals or exceeds 200% of the initial public offering price of the units for ten consecutive trading days ending prior to the date of the notice of redemption. We will send the written notice of redemption by first class mail to public warrant holders at their last known addresses appearing on the registration records maintained by the transfer agent for our public warrants. No other form of notice or publication or otherwise will be required. If we call the public warrants for redemption, they will be exercisable until the close of business on the business day next preceding the specified redemption date.

    EXERCISE

    A public warrant holder may exercise our public warrants only if an appropriate registration statement is then in effect with the Securities and Exchange Commission and if the shares of common stock underlying our public warrants are qualified for sale under the securities laws of the state in which the holder resides.

    Our public warrants may be exercised by delivering to our transfer agent the applicable public warrant certificate on or prior to the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of public warrants being exercised. Fractional shares will not be issued upon exercise of our public warrants.

    ADJUSTMENTS OF EXERCISE PRICE

    The exercise price is subject to adjustment if we (i) declare any stock dividend to shareholders, or (ii) effect any split or share combination with respect to our common stock. Therefore, if we effect any stock split or stock combination with respect to our common stock, the exercise price in effect immediately prior to such stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares purchasable upon exercise of a public warrant or, if we elect, an adjustment of the number of public warrants outstanding.

PRIOR WARRANTS

    As of the date of this prospectus, we had issued and outstanding warrants to purchase 328,662 shares of our common stock at a weighted average exercise price of $9.02, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part. These warrants include warrants issued to Imperial Bank to purchase 13,586 shares of our common stock. These warrants grant to Imperial Bank the right to require us to purchase such warrants from Imperial Bank for $70,000 on or after January 15, 2001 or within 20 days after a merger, consolidation or sale of assets of the company or the liquidation, dissolution or winding up of the company.

REGISTRATION RIGHTS

    GENERAL

    We have granted certain registration rights with respect to 503,884 of our securities. We will pay for all expenses incurred in connection with these registrations, other than underwriting discounts and commissions. The following is only a summary of certain of the terms and conditions of the agreements involving parties which have registration rights. Copies of the actual agreements have been filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part. Substantially all of the holders of registration rights have not waived such registration rights.

    GRANTED TO THE SERIES B PREFERRED SHAREHOLDERS IN A 1995 PRIVATE PLACEMENT

    We granted demand and incidental registration rights to our Series B Preferred shareholders with respect to the shares underlying the Series B Preferred shares and warrants issued to them in connection with the 1995 private placement of our Series B units. Holders of Series B Preferred shares may demand to have our common stock underlying their Series B Preferred shares registered at any time after completion of this offering and before April 30, 2000. The Series B warrants have expired. Additionally, if we register an issuance of any of our equity securities, other than shares issuable under employee stock option plans, at any time prior to April 30, 2000, the Series B Preferred shareholders may request that such underlying common stock be included in the registration.

    GRANTED TO ATLUS

    We also granted demand and incidental registration rights to Atlus with respect to all shares held by Atlus pursuant to the Securities Purchase Agreement with Atlus. The Securities Purchase Agreement with Atlus will be terminated effective upon the completion of this offering.

    GRANTED TO FORMER XIMAGE SHAREHOLDERS

    The former XImage shareholders have also been granted demand and incidental registration rights with respect to shares underlying the warrants held by them. The holders of a majority of all registrable securities owned by these shareholders may demand registration for the resale of any or all of their shares at any time after this offering and before November 30, 2003. Additionally, if we register an issuance of our equity securities, other than shares issuable under our employee stock option plans at any time prior to November 30, 2003, these holders may request to include their shares in the registration.

    GRANTED TO FORMER XIMAGE OFFICERS, NOTEHOLDERS AND OTHER INVESTORS

    We have also granted certain former XImage officers, noteholders and other investors "piggyback" registration rights under which they can request to be included in a registration of our securities (other than a registration of shares issuable under an employee stock option plan).

    GRANTED TO OFFICERS, DIRECTORS AND OTHER PARTIES

    Mr. Miller, Mr. Wetherell, Mr. Devermann and the William Guthner estate have the same registration rights as the former XImage Shareholders described above. Mr. Miller and Mr. Wetherell have agreed not to make a demand for registration for a period of at least one year after this offering.

    Mr. Miller and Mr. Downs also have registration rights with respect to their convertible promissory notes. These registration rights are identical to the registration rights which have been granted to the Series B Preferred shareholders as described above.

    William Guthner and related parties converted their convertible promissory notes in December 1997 into shares of Series B Preferred Stock and warrants to purchase common stock. The registration rights granted to these parties, which apply to the shares and warrants they received upon conversion of their convertible notes, are identical to the registration rights which have been granted to the Series B Preferred shareholders as described above.

    GRANTED TO IMPERIAL BANK

    In January 1998 and September 1998, in connection with the credit line extended to us, we granted demand and incidental registration rights to Imperial Bank with respect to shares of common stock underlying the warrants held by Imperial Bank. Imperial Bank has the same registration rights as the Series B Preferred shareholders in the 1995 Private Placement described above.

    GRANTED TO PAULSON

    We have entered into a warrant agreement with Paulson Investment
Company, Inc. as representative of the underwriters of this offering. These representative's warrants, as well as the shares of common stock and warrants included in the units issuable upon exercise of the representative's warrants, are being registered on the registration statement of which this prospectus is a part. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of the offering. The common stock and warrants issued to the representative upon exercise of these warrants will be freely tradable. All expenses incurred in connection with the registration of the shares of common stock and warrants included in the units issuable upon the exercise of the representatives' warrants will be borne by us. Under the warrant agreement, the parties will also be bound by standard indemnification and contribution provisions with respect to the registration of the warrant shares issuable upon the exercise of the representative's warrants.

    GRANTED TO R SQUARED LIMITED

    In connection with a loan made to us, R Squared Limited has also been granted the right to include their shares in any registration made by us.

    GRANTED TO THE PRESIDENT OF ATLUS

    In connection with a loan made to us, Mr. Harano has been issued warrants to purchase common stock. Mr. Harano has been granted the same demand and incidental registration rights with respect the common stock underlying these warrants as we have granted to the former XImage shareholders.

TRANSFER AGENT AND PUBLIC WARRANT AGENT

    The transfer agent for our common stock and public warrants is American Securities Transfer & Trust, Inc., Denver, Colorado.

                        SHARES ELIGIBLE FOR FUTURE SALE

THIS OFFERING

    Upon completion of the offering, we expect to have 2,655,482 shares of common stock outstanding, assuming no exercise of outstanding options or warrants, or 2,880,482 shares if the underwriters' over-allotment is exercised in full. Of these shares, the 1,500,000 shares of common stock issued as part of the units sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates", as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 1,500,000 shares of common stock underlying the public warrants issued as part of the units sold in this offering will also be freely tradeable, except for shares purchased by our affiliates.

OUTSTANDING RESTRICTED STOCK

    The remaining 1,155,482 outstanding shares of common stock are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. Holders of 553,720 of our outstanding restricted shares of common stock have agreed not to sell or otherwise dispose of any of their shares of common stock for a period of one year after completion of the offering, without the prior written consent of Paulson Investment Company, Inc., subject to certain limited exceptions. Prior to the expiration of this lock-up period, 601,762 shares of our outstanding restricted common stock may be sold in the public market pursuant to Rule 144. After the expiration of this lock-up period, or earlier with the prior written consent of Paulson Investment Company, Inc., all 1,155,482 of these outstanding restricted shares may be sold in the public market pursuant to Rule 144.

    In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year, including a person who may be deemed to be our affiliate, may sell within any three-month period a number of shares of common stock that does not exceed a specified maximum number of shares. This maximum is equal to the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the sale. Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us. In addition, under Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least two years would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

SERIES B PREFERRED STOCK

    As of December 13, 1999, we had 389,400 shares of Series B Preferred Stock outstanding. These shares, plus accrued but unpaid dividends, are convertible at the option of the holders into an aggregate of approximately 86,982 shares of our common stock. Any shares issued upon the conversion of the Series B Preferred Stock will be eligible for sale pursuant to Rule 144.

OPTIONS

    Beginning 90 days after the date of this prospectus, certain shares issued or issuable upon the exercise of options granted by us prior to the date of this prospectus will also be eligible for sale in the public market pursuant to Rule 701 under the Securities Act of 1933, except that 184,715 of these shares are subject to the lock up agreements discussed under "Outstanding restricted stock" above. Pursuant to Rule 701, persons who purchase shares upon exercise of options granted under a written compensatory plan or contract may sell such shares in reliance on Rule 144 without having to comply with the holding period requirements of Rule 144, and in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144. As of December 13, 1999, we had options outstanding to purchase 431,610 shares of common stock which have not been exercised and which become exercisable at various times in the future. Any shares issued upon the exercise of these options will be eligible for sale pursuant to Rule 701.

    We intend to file registration statements on Form S-8 under the Securities Act to register approximately 107,962 shares of our common stock issuable under our stock option plans. These registration statements are expected to be filed within three to six months after the completion of this offering. Shares of our common stock issued upon the exercise of stock options after the effective date of the Form S-8 registration statements will be eligible for resale in the public market without restriction, subject to Rule 144 limitations and the lock-up agreements discussed under "Outstanding restricted stock" above.

WARRANTS

    As of December 13, 1999, we had warrants outstanding to purchase 328,662 shares of common stock which have not been exercised and which become exercisable at various times in the future. Any shares issued upon the exercise of these warrants will be eligible for sale pursuant to Rule 144, except that 37,914 of these shares are subject to the lock-up agreements discussed under "Outstanding restricted stock" above.

REPRESENTATIVE'S WARRANTS

    In connection with the offering, we have agreed to issue to the representatives of the underwriters warrants to purchase 150,000 units. This number is equal to 10% of the number of units being offered by this prospectus, excluding over-allotment shares. The representatives' warrants will be exercisable into units at any time during the four-year period commencing one year after the effective date of the offering. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of the offering. The common stock and warrants issued to the representatives upon exercise of these warrants will be freely tradable.

REGISTRATION RIGHTS

    As of December 13, 1999, holders of approximately 503,844 shares of our outstanding or issuable common stock had the right to include their shares in registration statements relating to our securities or to require us to register their shares. Mr. Miller, Mr. Wetherell and Mr. Downs, which hold 42,944 of these shares, have agreed to waive these registration rights for a period of one year after this offering or shorter as determined by Paulson Investment
Company, Inc. Holders of registration rights may cause the price of our common stock to fall by exercising their registration rights and causing a large number of shares to be registered and sold in the public market. In addition, any demand for future registration of these shares could have a material adverse effect on our ability to raise needed capital. Please see "Description of Securities--Registration rights."

    Prior to the offering, there has been no public market for our common stock and there can be no assurance that a significant public market for the common stock will develop or be sustained after the offering.

                                  UNDERWRITING

    We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, the underwriters named below, for whom Paulson Investment
Company, Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them in connection with this offering, the number of units set forth opposite the names of such underwriters below:

UNDERWRITERS                                                  NUMBER OF UNITS
------------                                                  ---------------
Paulson Investment Company, Inc.............................

                                                                 ---------
  Total.....................................................

    The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus (other than those covered by the over-allotment option) if any are purchased. The underwriting agreement also provides that the obligations of the several underwriters to pay for and accept delivery of the units offered hereby are subject to the approval of certain legal matters by counsel and certain other conditions, including the conditions that no stop order suspending the effectiveness of the registration statement is in effect and that no proceedings for such purpose have been instituted or threatened by the Securities and Exchange Commission.

    The underwriters have advised us that they propose to offer our units to the public initially at the offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession of not more
than $    per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $ per unit. After completion of the initial public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

    The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus to any accounts over which they exercise discretionary authority.

    OVER-ALLOTMENT OPTION

    Pursuant to the underwriting agreement, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 225,000 units on the same terms as the units being purchased by the underwriters from us. The representative may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions, and proceeds to the company before offering expenses will be $15,525,000, $1,397,250 and $14,127,750, respectively based upon an initial public offering price of $9.00 per unit.

    STABILIZATION

    Until the distribution of the units offered by this prospectus is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase units. As an exception to these rules, the underwriters may engage in transactions that stabilize the price of the units. The representative on behalf of the underwriters may engage in over-allotment sales, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of the common stock and public warrants in the open market after the distribution has been completed in order to cover syndicate short positions. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option to purchase additional units as described above.

    - Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

    In general, the purchase of a security to stabilize or to reduce a short position could cause the price of the security to be higher than it might be otherwise. These transactions may be effected on the Nasdaq SmallCap Market or otherwise. Neither we nor the underwriters can predict the direction or magnitude of any effect that the transactions described above may have on the price of the units. In addition, neither we nor the underwriters can represent that the underwriters will engage in these types of transactions or that these types of transactions, once commenced, will not be discontinued without notice.

    INDEMNIFICATION

    The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification for liabilities under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is therefore unenforceable.

    EXPENSE ALLOWANCE

    We have agreed to pay the underwriters' representative a nonaccountable expense allowance equal to two percent of the gross proceeds from the sale of the units offered by this prospectus, of which $35,000 has already been paid.

    REPRESENTATIVE'S WARRANTS

    We have agreed to issue warrants to the representative to purchase from us up to 150,000 units at an exercise price per unit equal to 120% of the offering price per unit. These warrants are exercisable during the four-year period beginning one year from the date of effectiveness of the registration statement of which this prospectus is a part. These warrants are not transferable for one year from the date of issuance, except to an individual who is either a partner or an officer of an underwriter, by will or by the laws of descent and distribution and are not redeemable. These warrants will have registration rights. We will cause the registration statement to remain effective until the earlier of the time that all of the representative's warrants have been exercised and the date which is five years after the effective date of the offering. The common stock and warrants issued to the representative upon exercise of these warrants will be freely tradable.

    The holder of the representative's warrant will have, in that capacity, no voting, dividend or other shareholder rights. Any profit realized by the representative on the sale of the securities issuable upon exercise of the representative's warrant may be deemed to be additional underwriting compensation. The securities underlying the representative's warrant are being registered on the registration statement of which this prospectus is a part. During the term of the representative's warrant, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while the representative's warrant is outstanding. At any time at which the representative's warrant is likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

    LOAN BY CHESTER PAULSON

    Chester L.F. Paulson, the chairman and indirect majority shareholder of Paulson Investment Company, Inc., loaned $500,000 to us pursuant to a promissory note and loan agreement dated November 24, 1999. Mr. Paulson has borrowed the $500,000 which he has loaned to us from U.S. Bank National Association. Paulson Investment Company, Inc. has agreed to indemnify Mr. Paulson against any default by us. We are paying Paulson Investment Company, Inc. a $75,000 fee for guaranteeing the loan.

    We must repay the loan to Mr. Paulson upon the earlier of a demand for payment by U.S. Bank, the completion of this offering, or April 3, 2000. If we are unable to repay the loan, Paulson Investment Company, Inc. is entitled to receive warrants to purchase one share of our common stock for each dollar which Mr. Paulson must repay to U.S. Bank. If this offering is not completed, we must offer to pay Paulson Investment Company, Inc. from the proceeds of any other financing in excess of $575,000 which we complete prior to December 31, 2000. Upon our offer of repayment, Paulson Investment Company, Inc. may either accept such repayment and surrender the warrants issued to him or keep the warrants in which case we will have no further obligations to Mr. Paulson under the promissory note or loan agreement. The amount due under the promissory note accrues interest at the same variable rate of interest which Mr. Paulson must pay U.S. Bank, which is based on the prime lending rate. The initial interest rate is 9%.

    LOCK-UP AGREEMENT

    Our officers, directors and certain of our shareholders also have agreed that, for a period of one year from the date this registration statement becomes effective, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities (other than intra-family transfers or transfers to trusts for estate planning purposes) without the consent of Paulson Investment Company, Inc., as representative of the underwriters, which consent will not be unreasonably withheld.

    EXPENSES

    The following table sets forth an itemization of all expenses we will pay in connection with the issuance and distribution of the securities being registered. Except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee, the amounts listed below are estimates:

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC registration fee........................................  $ 12,455
NASD filing fees............................................  $  5,218
Nasdaq listing fee..........................................  $  8,000
Pacific Stock Exchange listing fee..........................  $ 25,500
Accounting fees and expenses................................  $150,000
Legal fees and expenses.....................................  $250,000
Director and officer insurance expenses.....................  $150,000
Printing and related expenses...............................  $145,000
Blue sky legal fees and expenses............................  $ 65,000
Transfer agent fees and expenses............................  $  1,250
Miscellaneous expenses......................................  $ 22,347
                                                              --------
  TOTAL.....................................................  $834,770

    In addition, we have been advised that the representative will pay $50,000 to J. Michael Reisert for services as a finder in connection with the offering.

    DETERMINATION OF OFFERING PRICE

    Before this offering, there has been no public market for the units and the common stock and public warrants contained in the units. Accordingly, the initial public offering price of the units offered by this prospectus and the exercise price of the public warrants were determined by negotiation between us and the underwriters. Among the factors considered in determining the initial public offering price of the units and the exercise price of the public warrants were:

    - our history and our prospects,

    - the industry in which we operate,

    - the status and development prospects for our proposed products and services,

    - our past and present operating results,

    - the previous experience of our executive officers, and

    - the general condition of the securities markets at the time of this offering.

    The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and public warrants contained in the units, can be resold at or above the initial public offering price.

                                 LEGAL MATTERS

    The validity of the securities being offered hereby will be passed upon on our behalf by Luce, Forward, Hamilton & Scripps LLP, 600 West Broadway, Suite 2600, San Diego, CA 92101. Certain legal matters will be passed upon for the underwriters by Tonkon Torp LLP, 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon 97204.

                                    EXPERTS

    The financial statements for the years ended December 31, 1998 and 1997 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    We have filed a registration statement on Form SB-2 under the Securities Act with the Securities and Exchange Commission with respect to the units offered hereby. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits thereto and reference is hereby made to such omitted information. Statements made in this registration statement are summaries of the terms of such referenced contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the Securities and Exchange Commission may be inspected by you at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the commissions' regional offices located at Seven World Trade Center, 13(th)Floor, New York, New York 10048 and Northwestern Atrium

Center, 500 West Madison Street, Suite 11400, Chicago, Illinois 60661. The commission also maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to us and the units offered by this prospectus, reference is made to the registration statement.

    We intend to furnish our shareholders with annual reports containing financial statements audited by our independent accountants.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
IMAGEWARE SYSTEMS, INC.:

Report of Independent Accountants...........................  F-2

Consolidated Balance Sheets as of December 31, 1998 and
  September 30, 1999 (unaudited)............................  F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1997 and 1998 and the Nine Months Ended
  September 30, 1998 and 1999 (unaudited)...................  F-4

Consolidated Statements of Shareholders' Equity (Deficit)
  for the Years Ended December 31, 1997 and 1998 and the
  Nine Months Ended September 30, 1999 (unaudited)..........  F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1998 and the Nine Months Ended
  September 30, 1998 and 1999 (unaudited)...................  F-6

Notes to Consolidated Financial Statements..................  F-7

XIMAGE CORPORATION:

Report of Independent Accountants...........................  F-21

Statement of Operations for the Year Ended December 31,
  1997......................................................  F-22

Statement of Shareholders' Deficit for the Year Ended
  December 31, 1997.........................................  F-23

Statement of Cash Flows for the Year Ended December 31,
  1997......................................................  F-24

Notes to Financial Statements...............................  F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  ImageWare Systems, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of ImageWare Systems, Inc. and its subsidiary at December 31, 1998 and the results of their operations and their cash flows for each of the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1, the Company has recurring losses from operations and significant negative working capital at December 31, 1998. Until sufficient revenues are generated, the Company will be required to obtain additional financing to meet cash and working capital requirements. There can be no assurance that additional financing will be available.

                                          PricewaterhouseCoopers LLP

October 22, 1999, except as to Note 5,
  which is as of December 13, 1999

                            IMAGEWARE SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
                                                                               (UNAUDITED)
                                           ASSETS

Current assets
  Cash......................................................  $     45,793     $     89,216
  Accounts receivable, net..................................       931,654        1,137,357
  Inventories...............................................        43,386          169,133
  Other current assets......................................       256,838          231,280
                                                              ------------     ------------

      Total current assets..................................     1,277,671        1,626,986

Property and equipment, net.................................       269,594          196,004
Intangible assets, net of accumulated amortization of
  $852,408 and $1,573,863...................................     2,836,740        2,115,284
                                                              ------------     ------------
                                                              $  4,384,005     $  3,938,274
                                                              ============     ============

                           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities
  Accounts payable..........................................  $  1,030,716     $  1,429,749
  Deferred revenue..........................................       421,351          406,587
  Accrued expenses..........................................     1,342,901        1,588,559
  Deferred compensation.....................................       261,015          261,015
  Accrued interest..........................................       300,440          414,930
  Notes payable to bank.....................................       700,000        1,000,000
  Notes payable to related parties..........................       299,775        1,327,925
                                                              ------------     ------------

      Total current liabilities.............................     4,356,198        6,428,765

Notes payable to bank, net of current portion...............       500,000               --
Notes payable to related parties, net of current portion....       973,172          165,022
                                                              ------------     ------------

      Total liabilities.....................................     5,829,370        6,593,787
                                                              ------------     ------------

Commitments

Shareholders' deficit
  Preferred stock, $.01 par value, authorized 4,000,000
    shares:
    Series B convertible redeemable preferred stock,
      designated 750,000 shares, 389,400 shares issued and
      outstanding, $973,500 liquidation preference..........         3,894            3,894
  Common stock, $.01 par value, 50,000,000 shares
    authorized, 899,081 and 1,131,404 shares issued and
    outstanding.............................................         8,991           11,314
  Additional paid-in capital................................    14,792,783       16,013,412
  Accumulated deficit.......................................   (16,251,033)     (18,684,133)
                                                              ------------     ------------

      Total shareholders' deficit...........................    (1,445,365)      (2,655,513)
                                                              ------------     ------------
                                                              $  4,384,005     $  3,938,274
                                                              ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                                             NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                             -------------------------   -------------------------
                                                1997          1998          1998          1999
                                             -----------   -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
Revenues
  Product..................................  $   459,358   $ 2,708,856   $ 1,932,813   $ 2,531,144
  Maintenance..............................        2,610     1,307,286     1,004,328       954,321
  License and other........................    2,434,108       220,175       150,978         9,319
                                             -----------   -----------   -----------   -----------
                                               2,896,076     4,236,317     3,088,119     3,494,784
Cost of revenues
  Product..................................       77,584     1,354,920       764,122       943,004
  Maintenance..............................           --     1,065,740       927,680       607,171
                                             -----------   -----------   -----------   -----------
      Gross margin.........................    2,818,492     1,815,657     1,396,317     1,944,609
                                             -----------   -----------   -----------   -----------
Operating, general and administrative
  expenses.................................    1,436,447     2,265,312     1,676,542     1,599,811
Sales and marketing expenses...............      918,557       960,246       714,276       701,183
Research and development expenses..........      482,834       831,034       569,443     1,111,542
Depreciation and amortization..............      167,402       988,838       723,869       725,234
                                             -----------   -----------   -----------   -----------
                                               3,005,240     5,045,430     3,684,130     4,137,770
                                             -----------   -----------   -----------   -----------
      Loss from operations.................     (186,748)   (3,229,773)   (2,287,813)   (2,193,161)
                                             -----------   -----------   -----------   -----------
Interest expense, net......................       17,629       204,287       155,633       239,939
                                             -----------   -----------   -----------   -----------
      Loss before income taxes.............     (204,377)   (3,434,060)   (2,443,446)   (2,433,100)
                                             -----------   -----------   -----------   -----------
Provision for income taxes.................      196,104            --            --            --
                                             -----------   -----------   -----------   -----------
      Net loss.............................  $  (400,481)  $(3,434,060)  $(2,443,446)  $(2,433,100)
                                             ===========   ===========   ===========   ===========
Net loss per common share (see Note 2).....  $      (.70)  $     (4.08)  $     (2.91)  $     (2.56)
                                             ===========   ===========   ===========   ===========
Basic and diluted common shares............      680,273       861,875       860,674       974,283
                                             ===========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                                       SERIES B
                                     CONVERTIBLE,
                                      REDEEMABLE
                                       PREFERRED            COMMON STOCK       ADDITIONAL
                                  -------------------   --------------------     PAID-IN        ACCUMULATED
                                   SHARES     AMOUNT     SHARES      AMOUNT      CAPITAL          DEFICIT            TOTAL
                                  --------   --------   ---------   --------   -----------      ------------      -----------
Balance at December 31, 1996....  341,000     $3,410      612,329   $ 6,123    $10,641,468      $(12,344,030)     $(1,693,029)

Issuance of common stock for
  cash, net of issuance costs...       --         --      202,976     2,030      3,170,867               --         3,172,897
Conversion of notes payable to
  common stock..................       --         --       37,914       379        499,621               --           500,000
Issuance of Series B preferred
  stock for payment of debt.....   48,400        484           --        --        120,516               --           121,000
Dividends paid on Series B
  preferred stock...............       --         --           --        --             --          (72,462)          (72,462)
Repurchase of shares............       --         --       (8,056)      (80)      (136,170)              --          (136,250)
Net loss........................       --         --           --        --             --         (400,481)         (400,481)
                                  -------     ------    ---------   -------    -----------      ------------      -----------
Balance at December 31, 1997....  389,400      3,894      845,163     8,452     14,296,302      (12,816,973)        1,491,675

Issuance of common stock for
  loan guarantees...............       --         --       44,866       449        359,571               --           360,020
Issuance of common stock for
  payment of Board fees.........       --         --       10,236       102        161,898               --           162,000
Repurchase of shares............       --         --       (1,184)      (12)       (24,988)              --           (25,000)
Net loss........................       --         --           --        --             --       (3,434,060)       (3,434,060)
                                  -------     ------    ---------   -------    -----------      ------------      -----------
Balance at December 31, 1998....  389,400      3,894      899,081     8,991     14,792,783      (16,251,033)       (1,445,365)

Issuance of common stock for
  loan guarantees (unaudited)...       --         --       73,465       735        348,044               --           348,779
Issuance of common stock for
  cash (unaudited)..............       --         --       37,914       379        299,619               --           299,998
Conversion of note payable to
  common stock (unaudited)......       --         --      120,944     1,209        572,966               --           574,175
Net loss (unaudited)............       --         --           --        --             --       (2,433,100)       (2,433,100)
                                  -------     ------    ---------   -------    -----------      ------------      -----------
Balance at September 30, 1999
  (unaudited)...................  389,400     $3,894    1,131,404   $11,314    $16,013,412      $(18,684,133)     $(2,655,513)
                                  =======     ======    =========   =======    ===========      ============      ===========

   The accompanying notes are an integral part of these financial statements.

                            IMAGEWARE SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                             NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                              ------------------------   -------------------------
                                                 1997         1998          1998          1999
                                              ----------   -----------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................  $ (400,481)  $(3,434,060)  $(2,443,446)  $(2,433,100)
  Adjustments to reconcile net loss to net
    cash used by operating activities
      Depreciation and amortization.........     166,228       988,838       723,870       725,234
      Deferred revenue......................      16,000      (431,271)     (261,486)       80,057
      Noncash compensation and fees.........          --       522,020       372,000       348,779
      Change in assets and liabilities
        Accounts receivable, net............      44,129        40,482        96,834      (205,702)
        Inventory...........................          --        69,895      (133,099)     (125,747)
        Other current assets................    (331,494)      114,313       269,168        25,558
        Accounts payable....................      68,070       292,320       187,052       399,032
        Accrued expenses....................     128,825      (165,925)     (156,132)      245,658
        Accrued interest....................      (6,653)       61,344       112,269       188,666
                                              ----------   -----------   -----------   -----------
          Total adjustments.................      85,105     1,492,016     1,210,476     1,681,535
                                              ----------   -----------   -----------   -----------
          Net cash used by operating
            activities......................    (315,376)   (1,942,044)   (1,232,970)     (751,565)
                                              ----------   -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........    (134,120)      (68,991)      (65,679)      (25,010)
  Purchase of patent........................    (236,611)           --            --            --
  Acquisition of business, net of cash
    acquired................................          --    (2,129,331)   (2,129,331)           --
                                              ----------   -----------   -----------   -----------
          Net cash used by investing
            activities......................    (370,731)   (2,198,322)   (2,195,010)      (25,010)
                                              ----------   -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid............................     (72,462)           --            --            --
  Principal repayments on amounts due
    stockholders............................     (11,250)           --            --       (10,000)
  Proceeds from issuance of stock...........   3,172,897            --            --       299,998
  Repurchase of common stock................    (136,250)      (25,000)      (25,000)           --
  Proceeds from issuance of notes payable...          --     1,905,000     1,200,000       730,000
  Repayment of loans........................          --        (3,700)           --      (200,000)
                                              ----------   -----------   -----------   -----------
          Net cash provided by financing
            activities......................   2,952,935     1,876,300     1,175,000       819,998
                                              ----------   -----------   -----------   -----------
          Net increase (decrease) in cash...   2,266,828    (2,264,066)   (2,252,980)       43,423
Cash at beginning of period.................      43,031     2,309,859     2,309,859        45,793
                                              ----------   -----------   -----------   -----------
          Cash at end of period.............  $2,309,859   $    45,793   $    56,879   $    89,216
                                              ==========   ===========   ===========   ===========
SUPPLEMENTAL CASH FLOWS INFORMATION
  Cash paid for interest....................  $   50,480   $    99,079   $    21,085   $   125,449
                                              ==========   ===========   ===========   ===========
  Issuance of Series B preferred stock for
    payment of debt.........................  $  121,000   $        --   $        --   $        --
                                              ==========   ===========   ===========   ===========
  Conversion of notes payable to common
    stock...................................  $  500,000   $        --   $        --   $   500,000
                                              ==========   ===========   ===========   ===========
  Issuance of common stock to loan
    guarantors..............................  $       --   $   360,020   $   210,000   $   348,779
                                              ==========   ===========   ===========   ===========
  Issuance of common stock for Board of
    Director's fees.........................  $       --   $   162,000   $   162,000   $        --
                                              ==========   ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                            IMAGEWARE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1997 AND 1998

1.  DESCRIPTION OF BUSINESS AND OPERATIONS

    ImageWare Systems, Inc. (the "Company"), formerly known as ImageWare Software, Inc., was incorporated in the State of California on February 6, 1987 for the purpose of developing, manufacturing and distributing products utilizing electronic imaging technology. The Company has developed the Crime Reduction, Image Management and Enhancement System ("C.R.I.M.E.S.") and several related products which are being marketed to law enforcement agencies throughout the United States.

    The Company has incurred losses of $400,481 and $3,434,060 for the years ended December 31, 1997 and 1998, respectively. Additionally, the Company has a net loss of $2,433,100 (unaudited) for the nine months ended September 30, 1999. The Company also has significant working capital deficiencies as of December 31, 1998 and September 30, 1999.

    The Company will be required to generate sufficient cash flow from increased revenues or additional financing in order to meet its obligations on a timely basis. However, there can be no assurance that additional financing will be available or that an increase in revenues will improve the Company's current financial condition.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary which was acquired on January 26, 1998 (see
    Note 3). All significant intercompany transactions and balances have been eliminated.

    UNAUDITED INTERIM FINANCIAL DATA

    The unaudited interim financial statements for the nine months ended September 30, 1998 and 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The data disclosed in the notes to the financial statements for these interim periods is unaudited. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from estimates.

    PROPERTY AND EQUIPMENT

    Property and equipment, consisting of furniture and equipment, are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the assets, which range from

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    three to five years. Maintenance and repairs are charged to expense as incurred. Major renewals or improvements are capitalized. When assets are sold or abandoned, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is recognized.

    Long-lived assets and identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company has recorded no impairment losses.

    INTANGIBLE ASSETS

    Intangible assets consist of patents and goodwill which are stated at cost. Amortization is calculated using the straight-line method over five years for patents and four years for goodwill.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. Sales are typically made on credit and the Company generally does not require collateral. The Company performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for estimated potential losses. Accounts receivable are presented net of an allowance for doubtful accounts of $10,000 at December 31, 1998 and September 30, 1999.

    For the year ended December 31, 1997, the Company received license revenue of $1,961,000, or 68% of total revenues, from one customer. The Company had combined sales to two major customers which represented 30% and 24% (unaudited) of total revenues for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

    As of December 31, 1998, the Company had amounts due from three major customers which represented 41% of total accounts receivable. As of September 30, 1999, the Company had amounts due from four major customers which represented 31% (unaudited) of total accounts receivable.

    STOCK-BASED COMPENSATION

    The Company measures compensation costs related to stock option plans using the intrinsic value method and provides pro forma disclosures of net income
    (loss) and earnings (loss) per common share as if the fair value based method had been applied in measuring compensation costs. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of measurement over the amount an employee must pay to acquire the stock and is amortized over the vesting period, generally three years.

    INCOME TAXES

    Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    REVENUE RECOGNITION

    The Company's revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods. The Company's revenue from software and hardware installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Unbilled accounts receivable are stated at estimated realizable value. Revenue from contract services for which the Company cannot reliably estimate total costs are recognized upon completion.

    Revenue from royalties is recognized in the period earned.

    CAPITALIZED SOFTWARE COSTS

    Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Technological feasibility is established upon completion of a working model. Software development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized if material. To date, the Company has not capitalized any software costs as the period between achieving technological feasibility and the general availability of the related products has been short and software development costs qualifying for capitalization have been insignificant.

    EARNINGS PER COMMON SHARE

    Effective November 29, 1999, the Company declared a 5.275-for-1 reverse stock split of common stock. All references to the number of shares, per share amounts, conversion amounts and stock option data of the Company's common stock have been restated to reflect this reverse stock split for all periods presented.

    Basic earnings per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is calculated by dividing net income (loss) available to common shareholders for the period by the weighted-average number of common shares outstanding during the period, increased to include, if dilutive, the number of additional common shares that would have been outstanding if the potential common shares had been issued. The dilutive effect of outstanding stock options is included in the calculation of diluted earnings per common share using the treasury stock method. During the years ended December 31, 1997

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    and 1998, and for the nine months ended September 30, 1998 and 1999, the Company has excluded all convertible preferred stock and outstanding stock options from the calculation of diluted loss per share, as their effect would have been antidilutive.

    The following table sets forth the computation of basic and diluted loss per share:

                                             YEAR ENDED              NINE MONTHS ENDED
                                            DECEMBER 31,               SEPTEMBER 30,
                                       -----------------------   -------------------------
                                         1997         1998          1998          1999
                                       ---------   -----------   -----------   -----------
Numerator:
  Net loss...........................  $(400,481)  $(3,434,060)  $(2,443,446)  $(2,433,100)
  Less Series B preferred
    dividends........................    (72,462)      (82,748)      (62,061)      (62,061)
                                       ---------   -----------   -----------   -----------
  Income available to common
    shareholders.....................  $(472,943)  $(3,516,808)  $(2,505,507)  $(2,495,161)
                                       ---------   -----------   -----------   -----------
Denominator:
  Weighted-average shares
    outstanding......................    680,273       861,875       860,674       974,283
                                       =========   ===========   ===========   ===========
  Basic and diluted earnings per
    share............................  $   (0.70)  $     (4.08)  $     (2.91)  $     (2.56)
                                       =========   ===========   ===========   ===========

    COMPREHENSIVE INCOME

    Effective January 1, 1998, the Company adopted SFAS No. 130, REPORTING COMPREHENSIVE INCOME. This statement requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. During the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, the Company did not have any components of comprehensive income.

    SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement requires disclosure of certain information about the Company's operating segments, products, geographic areas in which it operates and its major customers. This statement also allows a company to aggregate similar segments for reporting purposes. Management has determined that its operations can be aggregated into one reportable segment. Additionally, as the Company's products are sold primarily within the U.S., no segment disclosures have been included in the accompanying notes to the consolidated financial statements.

    RECLASSIFICATIONS

    Certain reclassifications were made to prior years' consolidated financial statements to conform to the current year presentation.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

3.  ACQUISITION

    On January 26, 1998, the Company completed the acquisition of all the outstanding common stock of XImage Corporation ("XImage") located in San Jose, California. XImage's principal business activity is the design, implementation and maintenance of digital booking systems.

    The Company paid approximately $2,150,000 in cash and incurred approximately $310,000 in direct acquisition costs. The acquisition was accounted for as a purchase with goodwill being amortized over four years.

    The purchase price was allocated to identifiable assets and liabilities based on their estimated fair values, with the excess of the purchase price over the fair value of such net liabilities acquired reflected as goodwill, as follows:

Current assets..............................................  $   947,177
Property and equipment......................................       53,132
Goodwill....................................................    3,526,322
Liabilities assumed.........................................   (2,069,100)
                                                              -----------
Purchase price..............................................  $ 2,457,531
                                                              ===========

    The results of operations of XImage for the period from January 26, 1998 (acquisition) through December 31, 1998 are included in the Company's consolidated statement of operations for the year ended December 31, 1998.

    The unaudited pro forma results of operations below present the effect on the Company's results of operations as if the acquisition had occurred on January 1, 1997, instead of on the acquisition date.

                                                               1997
                                                           (UNAUDITED)
                                      ------------------------------------------------------
                                            HISTORICAL
                                      -----------------------    PRO FORMA
                                      IMAGEWARE      XIMAGE     ADJUSTMENTS       PRO FORMA
                                      ----------   ----------   -----------      -----------
Net revenues........................   2,896,076    4,016,286                      6,912,362
Cost of revenues....................      77,584    2,504,146                      2,581,730
                                      ----------   ----------                    -----------
  Gross margin......................   2,818,492    1,512,140                      4,330,632
                                      ----------   ----------                    -----------
Operating expenses..................   3,022,869    1,523,544     $992,596(a)      5,539,009
                                      ----------   ----------                    -----------
  Loss before income taxes..........    (204,377)     (11,404)                    (1,208,377)
                                      ----------   ----------                    -----------
Provision for income taxes..........     196,104           --                        196,104
                                      ----------   ----------                    -----------
  Net loss..........................  $ (400,481)  $  (11,404)                   $(1,404,481)
                                      ==========   ==========                    ===========
Net loss per common share...........                                             $     (2.06)
                                                                                 ===========

------------------------

(a) Adjusted for goodwill amortization and interest expense related to acquisition indebtedness.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

4.  PROPERTY AND EQUIPMENT

    Property and equipment consists of:

                                                      DECEMBER 31,    SEPTEMBER 30,
                                                          1998             1999
                                                      -------------   --------------
                                                                       (UNAUDITED)
Equipment...........................................    $ 804,007        $ 825,813
Furniture...........................................       63,313           63,313
                                                        ---------        ---------
                                                          867,320          889,126
Less accumulated depreciation.......................     (597,726)        (693,122)
                                                        ---------        ---------
                                                        $ 269,594        $ 196,004
                                                        =========        =========

    Total depreciation expense for the years ended December 31, 1997 and 1998 was $79,834 and $100,215, and depreciation expense for the nine months ended September 30, 1998 and 1999 was $74,508 and $78,286 (unaudited), respectively.

5.  NOTES PAYABLE

    Notes payable consists of the following:

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Short-term note payable to shareholder. Such note accrues
  interest at prime and is due upon demand..................   $   30,000     $    30,000

8% convertible notes payable to shareholders due June 15,
  2000. At the option of either the Company or the holder,
  interest may be accrued and added to principal or paid.
  The notes, at the option of the holders, shall be prepaid
  to the extent of 20% of the Company's pre-tax income
  earned subsequent to June 30, 1995. The principal amount
  of the notes plus accrued interest shall be convertible,
  at the option of the holder, at any time after date of
  issuance, into units of Series B preferred stock and
  common stock purchase warrants of the Company at $13.19
  per unit, subject to adjustment...........................      208,150         208,150

8% convertible note payable to employee, due June 15, 2000.
  At the option of either the Company or the holder,
  interest may be accrued and added to principal or paid.
  The principal amount of the note plus accrued interest
  shall be convertible, at the option of the holder, at any
  time after the date of issuance in common stock at $7.91
  per share. The note automatically converts upon an initial
  public offering of the Company's common stock.............           --          50,000

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

5.  NOTES PAYABLE (CONTINUED)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
Short-term notes payable to financial institution. Such
  notes accrue interest at prime plus 2% and were due
  April 15, 1999. Due date extended to November 7, 1999 for
  $500,000 and March 3, 2000 for the remaining $500,000.
  The notes are guaranteed by certain officers and directors
  of the Company............................................    1,200,000       1,000,000

Short-term notes payable to lending institution. Such notes
  accrue at prime plus 2% and were due September 28,
  1999......................................................   $       --     $   180,000

Short-term notes payable to shareholders and other related
  parties. Such notes accrue interest at 10% and are due on
  the earlier of February 15, 1999 or the closing of
  permanent financing.......................................      150,000         140,000

Short-term note payable to shareholder to accrue interest at
  10%. Note due the earlier of January 31, 1999 (extended to
  March 15, 2000) or the closing of permanent financing.....       55,000          55,000

Short-term notes payable to previous XImage employees. Such
  notes accrue interest at prime plus 2% and were due
  December 31, 1998. The notes' terms were revised to
  include monthly payments through November 2000............      600,000         600,000

Short-term notes payable to XImage officers. Such notes
  accrue interest at 10% and were due upon the acquisition
  of XImage. The note's terms were revised to include
  monthly payments through November 2000....................      152,500         152,500

Short-term note payable to prior XImage shareholder. Such
  note accrues interest at 10% and was due upon acquisition
  of XImage. The note's terms were revised to include
  monthly payments through November 2000....................       51,000          51,000

Short-term notes payable to certain vendors.................       26,297          26,297
                                                               ----------     -----------

                                                                2,472,947       2,492,947

Less current portion........................................     (999,775)     (2,327,925)
                                                               ----------     -----------

Long-term notes payable.....................................   $1,473,172     $   165,022
                                                               ==========     ===========

    In February 1999, the Company issued a promissory note to a third party for $500,000 at an interest rate of 9.75% to mature February 2000. In conjunction with the note, the Company issued a warrant to purchase 324,300 shares of common stock at $4.75 per share. The fair value of the

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

5.  NOTES PAYABLE (CONTINUED)

    warrants was calculated using the minimum value method and was determined to be de minimis. In August 1999, the note plus accrued interest was converted into 120,944 shares of common stock.

    In August 1999, the Company issued two $100,000 promissory notes at prime plus 2%. Principal and interest was due September 28, 1999 and October 1, 1999 with a 30-day extension option. The Company has exercised the 30-day extension options in exchange for warrants to acquire 10,000 shares of common stock at $7.91 per share. In October 1999, the Company made a principal payment of $20,000 on one of the promissory notes, and in November 1999 paid off the remaining balance on that note.

    In September 1999, the Company issued a promissory note for $50,000 due June 15, 2000 to an employee with interest at 8%, convertible into common stock at $7.91 at the option of the holder. The note automatically converts upon an initial public offering of the Company's common stock.

    In November 1999, the Company issued a convertible promissory note for $1,250,000 at an interest rate of 10%, due the earlier of February 10, 2001 or five days following the closing of an IPO, to an individual affiliated with Atlus Co. (which owns approximately 31% of the Company's common shares outstanding). Under the terms of the note, the principal amount is fixed in Japanese yen and shall be repaid in U.S. dollars at a fixed (104.55 Japanese yen per U.S. dollar) conversion rate established on the date of issuance. If the principal and interest has not been paid prior to June 1, 2000, the note becomes convertible to common stock at $1.00 per share. In conjunction with the note, the Company issued the individual a warrant to purchase 125,000 shares of common stock for $6.00 per share. The Company will record the note net of a discount equal to the fair value of the beneficial conversion feature of the note and the warrants issued.

    In November 1999, the Company issued a $500,000 note to a third party with interest payable monthly beginning on December 15, 1999. The note is due at the earlier of (i) any written or oral demand by lender, (ii) the closing of borrower's initial public offering or (iii) April 3, 2000.

    In November 1999, the maturity date for the remaining $500,000 balance of the note to financial institution was extended to March 3, 2000. Additionally, approximately $800,000 in notes to shareholders and XImage employees, officers and shareholders were revised to include payments through November 2000.

    In December 1999, the $140,000 of short-term notes to shareholders and other related parties, plus accrued interest, were converted into 20,919 shares of common stock.

    At December 31, 1998 and September 30, 1999, approximately $0 and $320,000 (unaudited), respectively, of notes payable were in default for non-payment.

6.  INCOME TAXES

    Due to the Company's net loss position for the year ended December 31, 1998 and for the nine months ended September 30, 1999 and as the company has recorded a full valuation allowance against deferred tax assets, there was no provision for income taxes recorded.

    The provision for income taxes for the year ended December 31, 1997 consists of a 10% foreign tax withholding from certain license income earned under a license agreement with a Japanese shareholder.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

6.  INCOME TAXES (CONTINUED)

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective tax rate:

                                                                               NINE MONTHS
                                                           YEAR ENDED             ENDED
                                                          DECEMBER 31,        SEPTEMBER 30,
                                                     ----------------------   --------------
                                                       1997          1998          1999
                                                     --------      --------   --------------
                                                                               (UNAUDITED)
Tax provision (benefit) at statutory rate..........    (34)%         (34)%         (34)%
State tax, net of federal tax benefit..............     (6)            5            (2)
Research credits...................................     (8)           (1)           (2)
Foreign taxes......................................     71            --            --
Goodwill amortization..............................     --             8             9
Other permanent differences........................      5             4             1
Net change in valuation allowance..................     43            18            28
                                                       ---           ---           ---
                                                        71%            0%            0%
                                                       ===           ===           ===

    The components of the net deferred tax assets at December 31, 1998 and September 30, 1999 (unaudited) are as follows:

                                                     DECEMBER 31,    SEPTEMBER 30,
                                                         1998             1999
                                                     -------------   --------------
                                                                      (UNAUDITED)
Intangible assets..................................   $   102,459     $   124,544
Fixed assets.......................................       (34,111)        (32,480)
Reserves and accrued expenses......................        65,694          72,428
Net operating loss carryforwards...................     3,836,515       4,546,554
Research credit carryforwards......................       340,187         395,173
                                                      -----------     -----------
                                                        4,310,744       5,106,219
Less valuation allowance...........................    (4,310,744)     (5,106,219)
                                                      -----------     -----------
Net deferred tax asset.............................   $        --     $        --
                                                      ===========     ===========

    The Company has established a valuation allowance against its deferred tax asset due to the uncertainty surrounding the realization of such asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

    At December 31, 1998 and September 30, 1999, the Company had federal net operating loss carryforwards of approximately $10,400,000 and $12,500,000 (unaudited), respectively, and state net operating loss carryforwards of approximately $4,900,000 and $4,200,000 (unaudited), respectively, which may be available to offset future taxable income for tax purposes. The federal net operating loss carryforwards expire at various dates from 2003 through 2019. The California net operating loss carryforwards expire at various dates through 2004.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

6.  INCOME TAXES (CONTINUED)

    The Company also had federal research tax credit carryforwards of approximately $226,000 and $280,000 (unaudited) and state research tax credit carryforwards of approximately $122,000 and $167,000 (unaudited) for tax purposes at December 31, 1998 and September 30, 1999, respectively. These carryforwards will begin expiring, if unused, in 2005.

    The Internal Revenue Code (the "Code") limits the availability of income tax net operating losses and certain tax credits that arose prior to certain cumulative changes in a corporation's ownership resulting in a change of control of the Company. The Company's use of its net operating loss carryforwards and tax credit carryforwards will be significantly limited because the Company underwent "ownership changes" in 1991, 1995 and 1997. Net operating loss carryforwards, which are subject to a limitation of $165,000 per annum with respect to amounts generated through 1991, $411,000 per annum for amounts generated between 1991 and 1995, and $748,000 per annum for amounts generated between 1995 and 1997, can be used to offset taxable income. Net operating losses and tax credits that are unavailable in any year as a consequence of this limitation may be carried forward for future use subject to the restrictions of the Code.

7.  COMMITMENTS

    EMPLOYMENT AGREEMENTS

    The Company has employment agreements with its President, Vice President of Finance and Vice President of Sales and Business Development. The Company may terminate the agreements with or without cause. Should the Company terminate the agreements without cause, the President is entitled to compensation for up to 36 months salary, and the Vice Presidents of Finance and of Sales and Business Development are entitled to compensation equal to 12 months salary.

    LICENSE AGREEMENTS

    During 1998, the Company entered into certain license agreements related to technology used in its products. Under the terms of the agreements, the Company is required to pay royalties at fixed fees or percentages based upon product sales. The agreements expire at various dates from October 1999 through October 2001.

    LITIGATION

    The Company is, from time to time, subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

    LEASES

    The Company entered into a 5-year operating lease for its office and research and development facilities which commenced August 1998.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

7.  COMMITMENTS (CONTINUED)

    At December 31, 1998, future minimum lease payments are as follows:

                                                  OPERATING   CAPITAL
YEAR ENDING DECEMBER 31,                           LEASES      LEASES     TOTAL
------------------------                          ---------   --------   --------
1999............................................  $259,941     $8,496    $268,437
2000............................................   270,338      8,496     278,834
2001............................................   281,152      3,540     284,692
2002............................................   292,398         --     292,398
2003............................................   174,480         --     174,480

    Rental expense under operating leases for the year ended December 31, 1997 and 1998 was approximately $110,000 and $311,985, respectively.

8.  EQUITY

    The Company's Articles of Incorporation were amended effective August 31, 1994 and authorize the issuance of two classes of stock to be designated "Common Stock" and "Preferred Stock," provide that both Common and Preferred Stock shall have a par value of $.01 per share and authorize the Company to issue 50,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock. The Preferred Stock may be divided into such number of series and with the rights, preferences, privileges and restrictions as the Board of Directors may determine.

    COMMON STOCK

    Effective November 29, 1999, the Company declared a 5.275-for-1 reverse stock split of common stock. All references to the number of shares, per share amounts, conversion amounts and stock option data of the Company's common stock have been restated to reflect this reverse stock split for all periods presented.

    In March 1997, the Company completed a transaction with a foreign investor whereby the Company issued 34,058 shares of common stock at a price of $15.83 per share. Contingent on the Company meeting certain targets, the investor was required to purchase an additional 157,978 shares of common stock at $15.83 per share. The specified targets were not met. In November 1997, the investor purchased the additional 157,978 shares of common stock at $15.83 per share. In December 1997, the same foreign investor purchased, from the holders, $500,000 of 8% convertible notes which were subsequently converted into 200,000 shares of common stock at $13.19 per share.

    During 1998, the Company issued 44,866 shares of common stock to certain officers and directors as compensation for personally guaranteeing the $1,200,000 bank note.

    SERIES B CONVERTIBLE, REDEEMABLE PREFERRED STOCK

    In April 1995, the Company's Articles of Incorporation were amended to authorize 750,000 shares of Series B Convertible Redeemable Preferred Stock ("Series B").

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

8.  EQUITY (CONTINUED)

    The holders of Series B are entitled to cumulative preferred dividends payable at the rate of $0.2125 per share per annum commencing April 30, 1996, subject to legally available funds. The Series B plus accrued but unpaid dividends are convertible at the option of the holder into shares of common stock at a conversion price equal to the original Series B issue price as adjusted to prevent dilution. The Series B will automatically be converted into shares of common stock upon the closing of a firm commitment underwritten public offering at a price per common share of not less than $31.65. If the public offering price is less than $31.65 but at least $21.10 per share, the conversion shall still be automatic upon written consent of a majority of the then outstanding shareholders of Series B.

    The Series B, on an as-converted basis, have the same voting rights per share as the Company's common shares. The Series B are entitled to initial distributions of $13.19 per share, upon liquidation and in preference to common shares and any other series of preferred stock, except Series A, plus all accrued but unpaid dividends.

    Any time after December 31, 2000, the Company has the right to redeem all or some of the outstanding shares of Series B at a price equal to the original issue price, plus all accrued but unpaid dividends.

    As of December 31, 1998 and September 30, 1999, the Company had cumulative undeclared dividends of $94,825 and $156,885 (unaudited), respectively.

    In December 1997, an existing shareholder and holder of a note exercised his right in accordance with the terms of the note to convert the note to 48,400 shares of the Company's Series B stock.

    WARRANTS

    As of December 31, 1998, warrants to purchase 183,461 shares of common stock at prices ranging from $7.90 to $31.65 were outstanding. All warrants are exercisable as of December 31, 1998 and begin to expire in December 1999 through November 2004.

9.  STOCK OPTION PLAN

    On August 31, 1994, the directors of the Company adopted the Company's 1994 Employee Stock Option Plan (the "Plan") and the 1994 Nonqualified Stock Option Plan (the "Nonqualified Plan"). The 1992 Stock Option Plan and options previously granted were canceled by the Board of Directors.

    The Plan provides that officers and other key employees may receive nontransferable incentive stock options to purchase up to 170,616 shares of the Company's common stock. The option price per share must be at least equal to 100% of the market value of the Company's common stock on the date of grant and the term may not exceed ten years.

    The Nonqualified Plan provides that directors and consultants may receive nontransferable options to purchase up to 18,957 shares of the Company's common stock. The option price per share must be at least equal to 85% of the market value of the Company's common stock on the date of grant and the term may not exceed five years.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

9.  STOCK OPTION PLAN (CONTINUED)

    Both the Plan and the Nonqualified Plan are administered by the Board of Directors or a Committee of the Board which determines the employees, directors or consultants which will be granted options and the terms of the options, including vesting provisions which to date has been over a three year period. Both the Plan and the Nonqualified Plan expire in ten years.

    In February 1999, the exercise price of previously granted stock options was repriced to $5.28 per share. Under proposed accounting rules, the Company will be required to record compensation expense equal to the difference between the estimated fair value of the common stock and the exercise price of the repriced options.

    In December 1999, the Company's Board of Directors adopted the ImageWare Systems, Inc. Amended and Restated 1999 Stock Option Plan. Under the terms of the 1999 Plan, the Company may issue up to 350,000 non-qualified or incentive stock options to purchase common stock of the Company. The 1999 Plan has substantially the same terms as the 1994 Employee Stock Option Plan and the 1994 Nonqualified Stock Option Plan and expires in ten years.

    The Company has adopted the disclosure-only provisions of SFAS 123. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net losses would have been increased to the pro forma amount indicated below:

                                                                        NINE MONTHS
                                                                           ENDED
                                            YEAR ENDED DECEMBER 31,    SEPTEMBER 30,
                                           -------------------------   --------------
                                              1997          1998            1999
                                           ----------   ------------   --------------
                                                                        (UNAUDITED)
Net loss:
  As reported............................  $(400,481)   $(3,434,060)    $(2,433,100)
  Pro forma..............................   (616,253)    (3,709,771)     (2,714,919)

Earnings per common share:
  As reported............................  $    (.70)   $     (4.08)    $     (2.56)
  Pro forma..............................       (.91)         (4.30)          (2.79)

    The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: dividend yield of 0%, risk-free interest rate ranging from 5.4% to 6.6%, and expected lives of five years.

                            IMAGEWARE SYSTEMS, INC.

                           DECEMBER 31, 1997 AND 1998

9.  STOCK OPTION PLAN (CONTINUED)

    Stock option activity was as follows:

                                                                       WEIGHTED-
                                                                        AVERAGE
                                                            OPTIONS      PRICE
                                                            --------   ---------
Balance at January 1, 1997................................   66,825      $5.28
  Granted.................................................   95,261      $5.28
  Expired/canceled........................................  (38,389)     $5.28
                                                            -------
Balance at December 31, 1997..............................  123,697      $5.28
  Granted.................................................   24,455      $5.28
  Expired/canceled........................................       --
                                                            -------
Balance at December 31, 1998..............................  148,152      $5.28
  Granted (unaudited).....................................   34,028      $5.28
  Expired/canceled (unaudited)............................  (17,062)     $5.28
                                                            -------
Balance at September 30, 1999 (unaudited).................  165,118      $5.28
                                                            =======

    At December 31, 1998, a total of 94,173 options were exercisable at a weighted average price of $5.28 per share.

10.  EMPLOYEE BENEFIT PLAN

    During 1995, the Company adopted a defined contribution 401(k) retirement plan ("the Plan"). All employees aged 21 years and older become participants after completion of three months of employment. The Plan provides for annual contributions determined at the discretion of the Board of Directors. Participants may contribute up to 20% of their compensation.

    Employees are fully vested in their share of the Company's contributions after the completion of five years of service. For the year ended December 31, 1998 and the nine months ended September 30, 1999, there were no contributions to the Plan by the Company.

11.  SUBSEQUENT EVENTS

    In July 1999, the Company sold 31,595 shares of common stock for $250,000. In August 1999, the Company sold 6,319 shares of common stock for $50,000.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of

XImage Corporation

In our opinion, the accompanying statements of operations, of shareholders' deficit and of cash flows present fairly, in all material respects, the results of operations and cash flows of XImage Corporation for the year ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

October 22, 1999

                               XIMAGE CORPORATION

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

Revenues
  Product...................................................  $2,886,799
  Maintenance...............................................   1,129,487
                                                              ----------
                                                               4,016,286
Cost of revenues
  Product...................................................   1,745,066
  Maintenance...............................................     759,080
                                                              ----------
    Gross margin............................................   1,512,140
                                                              ----------
Operating, general and administrative expenses..............   1,314,353
Sales and marketing expenses................................       7,023
Research and development expenses...........................     162,243
                                                              ----------
    Total operating expenses................................   1,483,619
                                                              ----------
    Income from operations..................................      28,521
                                                              ----------
Interest expense, net.......................................      39,925
                                                              ----------
    Loss before income taxes................................     (11,404)
Provision for income taxes..................................          --
                                                              ----------
    Net loss................................................  $  (11,404)
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                               XIMAGE CORPORATION

                       STATEMENT OF SHAREHOLDERS' DEFICIT

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                   COMMON STOCK
                                              ----------------------   ACCUMULATED
                                               SHARES       AMOUNT       DEFICIT         TOTAL
                                              ---------   ----------   ------------   ------------
Balance at December 31, 1996................  1,629,554   $1,414,249   $ (2,838,802)  $ (1,424,553)
Net loss....................................         --           --        (11,404)       (11,404)
                                              ---------   ----------   ------------   ------------
Balance at December 31, 1997................  1,629,665   $1,414,249   $ (2,850,206)  $ (1,435,957)
                                              =========   ==========   ============   ============

   The accompanying notes are an integral part of these financial statements.

                               XIMAGE CORPORATION

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (11,404)
  Adjustments to reconcile net loss to net cash used by
    operating activities
    Depreciation and amortization...........................     29,295
    Deferred revenue........................................   (207,241)
    Change in assets and liabilities
      Accounts receivable, net..............................    (78,550)
      Inventory.............................................     77,544
      Prepaid and other current assets......................      4,852
      Accounts payable......................................   (146,384)
      Accrued compensation and other expenses...............     53,266
      Salary accrual........................................      8,816
                                                              ---------
        Total adjustments...................................   (258,402)
                                                              ---------
        Net cash used by operating activitiesu..............   (269,806)
                                                              ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of property and equipment........................     (7,952)
                                                              ---------
        Net cash used by investing activities...............     (7,952)
                                                              ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of notes payable...................    291,380
                                                              ---------
        Net cash provided by financing activities...........    291,380
                                                              ---------
        Net increase in cash................................     13,622

Cash at beginning of year...................................        436
                                                              ---------
        Cash at end of year.................................  $  14,058
                                                              =========
SUPPLEMENTAL CASH FLOWS INFORMATION
  Cash paid during the year for interest....................  $      --
                                                              =========

   The accompanying notes are an integral part of these financial statements.

                               XIMAGE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1.  ORGANIZATION

    Ximage Corporation (the "Company") is a designer and distributor of image viewing and communication systems (hardware and software) for the law enforcement and identification industries. The Company markets and sells its products worldwide. The Company was incorporated in January 1987.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from estimates.

    STOCK-BASED COMPENSATION

    SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the estimated market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

    REVENUE RECOGNITION

    The Company's revenue from periodic software license and maintenance agreements is generally recognized ratably over the respective license periods. The Company's revenue from hardware and software installation and implementation and from contract services is generally recognized as the services are performed using the percentage of completion method based on costs incurred to date compared to total estimated costs at completion. Amounts received under contracts in advance of performance are recorded as deferred revenue and are generally recognized within one year from receipt. Contract losses are recorded as a charge to income in the period such losses are first identified. Revenue from contract services for which the Company cannot reliably estimate total costs are recognized upon completion.

    INCOME TAXES

    The Company is an S corporation and, as such, income for federal and state income tax purposes is passed through directly to its shareholders who are responsible for any resulting income tax liability or benefit.

                               XIMAGE CORPORATION

                               DECEMBER 31, 1997

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are charged to operations when incurred. Equipment used for research and development is charged to a capital account and is depreciated over its estimated useful life.

    DEPRECIATION

    Property and equipment is stated at cost. Depreciation is provided using an accelerated method of depreciation over the useful lives of the equipment which range from three to seven years.

3.  CONTINGENCIES

    LEASES

    The Company conducted its business from leased offices in San Jose, California, under a noncancellable operating lease which expired in February 1999.

    Rent expense for the year ended December 31, 1997 was $122,072.

4.  STOCK OPTION PLAN

    The Company maintained a stock option plan for eligible employees. Options to purchase common stock were granted at a price set by a committee selected by the Board of Directors. Options generally expire in ten years if not exercised.

    As of December 31, 1997, options to purchase 2,197,688 shares of common stock were outstanding with a weighted average exercise price of $.79.

    In conjunction with the subsequent sale of the Company (Note 5), all outstanding options immediately vested and 2,051,193 options were exercised at the following prices:

SHARES                                                        EXERCISE PRICE
------                                                        --------------
1,194,693...................................................       $0.50
 856,500....................................................       $1.00

    As a result of the sale, the Company's stock option plan was cancelled.

5.  SUBSEQUENT EVENT

    On January 26, 1998, the Company completed the sale of all of its outstanding common stock to ImageWage Software, Inc. for approximately $2,150,000 and relocated its business to San Diego, California.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, UNITS ONLY IN JURISDICTIONS IN WHICH OFFERS AND SALES ARE PERMITTED.

                            ------------------------

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      1
Risk Factors..........................      5
Use of Proceeds.......................     11
Dividend Policy.......................     12
Capitalization........................     13
Dilution..............................     14
Selected Financial Information........     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     16
Business..............................     23
Management............................     34
Certain Transactions..................     38
Security Ownership of Certain
  Beneficial Owners and Management....     40
Description of Securities.............     41
Shares Eligible for Future Sale.......     45
Underwriting..........................     47
Legal Matters.........................     50
Experts...............................     50
Available Information.................     50
Index to Consolidated Financial
  Statements..........................    F-1

                            ------------------------

    UNTIL               , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
BROKER-DEALERS THAT EFFECT THE TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,500,000 UNITS

                                     [LOGO]
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               PAULSON INVESTMENT
                                 COMPANY, INC.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 204 of the California General Corporation Law permits a corporation to include in its Articles of Incorporation provisions eliminating or limiting the personal liability of directors for monetary damages in an action brought by or in the right of the corporation for breach of a director's fiduciary duties, subject to certain limitations. Section 317 of the California General Corporation Law requires a corporation to indemnify its directors and other agents to the extent they incur expenses in successfully defending lawsuits brought against them by reason of their status as directors or agents.
Section 317 also permits a corporation to indemnify its directors and other agents to a greater extent than specifically required by law.

    Our Amended and Restated Articles of Incorporation eliminate the personal liability of our directors for monetary damages upon breach of fiduciary duties as a director except: (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law; (ii) for acts or omissions that the director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith;
(iii) for any transaction from which a director derived an improper personal benefit; (iv) for acts or omissions that show a reckless disregard for the director's duty in circumstances in which the director was aware, or should have been aware, of a risk of serious injury to the corporation or its shareholders;
(v) for an unexcused pattern of inattention that amounts to an abdication of the director's duty; (vi) for unlawful dividends or distributions; and (vii) for unlawful interested director transactions.

    Article VI of our bylaws permits us to indemnify any of our directors, officers and other agents who is a party, or is threatened to be made a party, to any proceeding by reason of his or her status as our agent. In such a case, we may indemnify the agent against expense, liability and loss actually and reasonably incurred by the agent in connection with such a proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the conduct was unlawful.

    If such a proceeding is brought by or on behalf of the corporation in the form of a derivative suit, the agent may be indemnified against expenses actually and reasonably incurred if the agent acted in good faith, in a manner reasonably believed to be in the best interests of the corporation, and with reasonable care. There can be no indemnification with respect to any matter as to which the agent is adjudged to be liable to the corporation unless and only to the extent that the court in which such proceeding was brought determines upon application that, in view of all of the circumstances of the case, the agent is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

    Where an agent is successful in any such proceeding, the agent is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases (unless by court order), indemnification is made by the corporation upon determination by it that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct. We may advance expenses incurred in defending any such proceeding upon receipt of an undertaking to repay any amount so advanced if it is ultimately determined that the agent is not eligible for indemnification.

    Our bylaws also provide that we may purchase and maintain liability insurance on behalf of any of our directors, officers, employees and agents. As of the date of this registration statement, we do not maintain such policies of insurance. We intend to purchase director and officer insurance for the benefit of our directors and officers.

    We have entered into indemnification agreements with each of our directors and officers, a form of which is attached as Exhibit 10.4 to this registration statement. We intend to enter into indemnification agreements with any new directors and officers in the future. The indemnification agreements require us to indemnify our directors and officers to the extent permitted by our bylaws and to advance their expenses incurred in connection with a proceeding with respect to which they are entitled to indemnification.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE                                              AMOUNT
-----------------                                             --------
SEC Registration fee........................................  $ 12,455
NASD Filing fees............................................  $  5,218
Nasdaq Listing fee..........................................  $  8,000
Pacific Stock Exchange listing fee..........................  $ 25,500
Accounting fees and expenses................................  $150,000
Legal fees and expenses.....................................  $250,000
Directors and officers insurance expenses...................  $150,000
Printing and related expenses...............................  $145,000
Blue sky legal fees and expenses............................  $ 65,000
Transfer agent fees and expenses............................  $  1,250
Miscellaneous expenses......................................  $ 22,347
                                                              --------
  TOTAL.....................................................  $834,770
                                                              ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    We have issued the following securities within the last three years. The following information regarding our securities has been adjusted to reflect a 5.275-to-1 reverse stock split effected on November 29, 1999.

    (1) During the last three years, we granted options to purchase a total of 431,610 shares of our common stock, at an average weighted exercise price of $6.96 per share, to employees and consultants pursuant to our 1994 Employee Stock Option Plan, our 1994 Nonqualified Stock Option Plan and our 1999 Stock Option Plan. Each grant was made in reliance on Section 4(2) of the Securities Act of 1933 and Rule 701 promulgated thereunder. All of these options were granted in return for services provided to us by these employees and consultants, and certain of these options were granted to replace options granted earlier at a higher exercise price.

    (2) In January 1997, pursuant to an exemption under Section 4(2) of the Securities Act, we sold shares of our common stock as follows: 4,739 shares at $21.10 per share for an aggregate purchase price of $100,000 to The Melvin Garb Foundation; 1,896 shares at $21.10 per share for an aggregate purchase price of $40,000 to The Harold Stern Trust; and 3,791 shares at $13.19 per share for an aggregate purchase price of $50,000 to Private Asset Management Inc.

    (3) In February 1997, in return for services rendered in relation to the development of a business plan, we issued a warrant to purchase 9,479 shares of our common stock, exercisable at $13.19 per share, to Mark Guthner pursuant to an exemption under Section 4(2) of the Securities Act.

    (4) In March 1997, we sold 34,058 shares of common stock at approximately $15.82 per share for an aggregate purchase price of $538,961 to Atlus
Co., Ltd., pursuant to an exemption under Section 4(2) of the Securities Act.

    (5) In November 1997, we sold 157,978 shares of our common stock at approximately $15.82 per share for an aggregate purchase price of $2,500,000 to Atlus Co., Ltd., pursuant to an exemption under Section 4(2) of the Securities Act.

    (6) In December 1997, in connection with the conversion of a promissory note, we issued 37,915 shares of our common stock to Atlus Co., Ltd. pursuant to an exemption under Section 4(2) of the Securities Act.

    (7) In December 1997, in connection with the conversion of a promissory note, we issued four warrants to purchase an aggregate 9,175 shares of our common stock, exercisable at $21.10 per share, to William Guthner, Jr., a former director, and related parties pursuant to an exemption under Section 4(2) of the Securities Act.

    (8) In December 1997, in connection with the exercise of warrants to purchase common stock, we sold 3,412 shares of our common stock at $6.07 per share for an aggregate purchase price of $20,700 to J. Michael Reisert, Inc., pursuant to an exemption under Section 4(2) of the Securities Act.

    (9) In December 1997, in connection with the conversion of a convertible promissory note, we issued 48,400 shares of our Series B Preferred Stock to William Guthner, Jr. and his related parties pursuant to an exemption under
Section 4(2) of the Securities Act.

   (10) In December 1997, pursuant to an exemption under Section 4(2) of the Securities Act, we issued 894 shares of our common stock to S. James Miller, Jr., our President and Chief Executive Officer, in return for services rendered as an executive officer.

   (11) In January 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued shares of our common stock as follows in return for services rendered as directors by the following directors: 2,844 shares to S. James Miller, Jr.; 2,654 shares to William Guthner, Jr.; 2,844 shares to Patrick Downs; 1,327 shares to John Holleran; and 569 shares to Yukuo Takenaka.

   (12) In January 1998, in return for a $700,000 loan to assist in the purchase of XImage Corporation, we issued a warrant to purchase 8,847 shares of our common stock, exercisable at $7.91 per share, to Imperial Bank pursuant to an exemption under Section 4(2) of the Securities Act.

   (13) In January 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued 3,318 shares of our common stock to each of the following employees and directors in return for the personal guarantee of the $700,000 promissory note issued by us in favor of Imperial Bank: S. James Miller, Jr.; Wayne Wetherell, our Vice President of Finance and Chief Financial Officer; Paul Devermann, our Vice President of Sales and Business Development; and William Guthner, Jr.

   (14) In January 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued a warrant to purchase 3,318 shares of our common stock, exercisable at $15.83 per share, to each of the following employees and directors in return for the personal guarantee of the $700,000 promissory note issued by us in favor of Imperial Bank: S. James Miller, Jr.; Wayne Wetherell; Paul Devermann; and William Guthner, Jr.

   (15) In January 1998, in connection with our acquisition of XImage Corporation, we issued warrants to purchase a total of 61,611 shares of our common stock, exercisable at $7.91 per share, to shareholders of XImage Corporation, pursuant to an exemption under Section 4(2) of the Securities Act.

   (16) In January 1998, in return for loans to us in the aggregate amount of $500,000, we issued warrants to purchase a total of 9,479 shares of our common stock, exercisable at $7.91 per share, to six former shareholder of XImage Corporation, pursuant to an exemption under Section 4(2) of the Securities Act. These loans were used in connection with our acquisition of XImage.

   (17) In February 1998, in connection with the conversion of a promissory note, we issued a warrant to purchase 26,540 shares of our common stock, exercisable at $21.10 per share, to Atlus Co., Ltd., pursuant to an exemption under Section 4(2) of the Securities Act.

   (18) In March 1998, as required by the agreement to acquire XImage Corporation, we issued a warrant to purchase 948 shares of our common stock at an exercise price of $7.91 to Jagdish Narasimhan and a warrant to purchase 948 shares of our common stock at an exercise price of $7.91 to Kenneth Fields, each pursuant to an exemption under Section 4(2) of the Securities Act.

   (19) In July 1998, in return for the extension of the time for payment on promissory notes issued by us, we issued warrants to purchase a total of 9,479 shares of our common stock, exercisable at $7.91 per share, to former shareholders of XImage Corporation pursuant to an exemption under Section 4(2) of the Securities Act.

   (20) In July 1998, in return for the extension of the time for payment on promissory notes issued by us, we issued a warrant to purchase 948 shares of our common stock, exercisable at $7.91 per share, to Jagdish Narasimhan and a warrant to purchase 948 shares of our common stock, exercisable at $7.91 per share, to Kenneth Fields, each pursuant to an exemption under Section 4(2) of the Securities Act.

   (21) In July 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued a warrant to purchase 2,370 shares of our common stock, exercisable at $7.91 per share, to each of the following employees and directors in return for the personal guarantee of loans made to us by Imperial
Bank: S. James Miller, Jr.; Wayne Wetherell; Paul Devermann; and William Guthner, Jr.

   (22) In September 1998, in return for a $500,000 loan, we issued a warrant to purchase 4,739 shares of our common stock, exercisable at $7.91 per share, to Imperial Bank pursuant to an exemption under Section 4(2) of the Securities Act.

   (23) In November 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued 7,899 shares of our common stock to each of the following employees and directors as follows in return for the personal guarantee of a $500,000 promissory note issued by us in favor of Imperial Bank and the extended $700,000 promissory note previously issued by us in favor of Imperial Bank: S. James Miller, Jr.; Wayne Wetherell; Paul Devermann; and William Guthner, Jr.

   (24) In November 1998, pursuant to an exemption under Section 4(2) of the Securities Act, we issued warrants to purchase shares of our common stock, exercisable at $7.91 per share, to each of the following persons in return for a $50,000 loan from each of them and for services provided by J. Michael
Reisert, Inc., as follows: warrant to purchase 6,872 shares to J. Michael Reisert, Inc.; warrant to purchase 4,739 shares to Case Holding Company, Inc.; and warrant to purchase 4,739 shares to William Boyd.

   (25) In February 1999, pursuant to an exemption under Section 4(2) of the Securities Act and Rule 504 promulgated thereunder, we issued a convertible promissory note in the amount of $500,000 and a warrant to purchase 324,301 shares of our common stock, exercisable at $4.75 per share, to R Squared Limited in return for an aggregate purchase price of $500,000.

   (26) In April 1999, pursuant to an exemption under Section 4(2) of the Securities Act, we issued 15,798 shares of our common stock to each of the following employees and directors as follows in return for the personal guarantee of the promissory notes previously issued by us in favor of Imperial
Bank: S. James Miller, Jr.; Wayne Wetherell; Paul Devermann; and William Guthner, Jr.

   (27) In April 1999, pursuant to an exemption under Section 4(2) of the Securities Act, we issued shares of our common stock as follows in return for loans made to us by the following employees and directors: 8,853 shares to S. James Miller, Jr.; and 1,422 shares to Wayne Wetherell.

   (28) In July and August 1999, we sold 37,914 shares of common stock at approximately $7.91 per share for an aggregate purchase price of $300,000 to four accredited investors pursuant to an exemption under Section 4(2) of the Securities Act.

   (29) In August and September 1999, pursuant to an exemption under
Section 4(2) of the Securities Act, we issued warrants to purchase 4,739 shares of our common stock, exercisable at $7.91 per share, to each of the Richard K. Roberts Trust and Private Asset Management Inc. in return for a $100,000 loan from each of them.

   (30) In August 1999, R Squared Limited forgave an outstanding loan to us as payment in connection with its exercise of a warrant to purchase our common stock. In connection with the exercise of this warrant, we issued 120,943 shares of our common stock to R Squared Limited pursuant to an exemption under
Section 4(2) of the Securities Act.

   (31) In November 1999, in consideration of a $1,250,000 loan to us, we issued a warrant to purchase 125,000 shares of our common stock, exercisable at $6.00 per share, to Naoya Harano, President of Atlus Co., Ltd., pursuant to an exemption under Section 4(2) of the Securities Act.

   (32) In December 1999, in connection with the conversion of debt, we issued 20,919 shares of common stock to three accredited investors pursuant to an exemption under Section 4(2) of the Securities Act.

   (33) In December 1999, we sold 3,160 shares of common stock at approximately $7.91 per share for an aggregate purchase price of $25,000 to an accredited investor pursuant to an exemption under Section 4(2) of the Securities Act.

   (34) In December 1999, in consideration of services rendered, we issued a warrant to purchase 6,161 shares of common stock, at an exercise price of $16.46 per share, to J. Michael Reisert, Inc. pursuant to an exemption under
Section 4(2) of the Securities Act.

    As of the date of this prospectus, there are approximately 104 holders of our common stock and 35 holders of our Series B Preferred Stock.

ITEM 27. EXHIBITS.

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
         1.1            Form of Underwriting Agreement

         3.1            Amended and Restated Articles of Incorporation of ImageWare
                        Systems, Inc.

         3.2            Bylaws of ImageWare Systems, Inc.

         4.1            Form of Common Stock Certificate

         4.2            Reference is made to pages 1-5 and 12-15 of Exhibit 3.2

         4.3            Form of Public Warrant

         4.4            Form of Representative's Warrant

         4.5            Form of Warrant Agent Agreement*

         5.1            Opinion of Luce, Forward, Hamilton & Scripps LLP

        10.1            Employment Agreement with S. James Miller dated January 1,
                        1996, as amended September 1997

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        10.2            Employment Agreement with Wayne G. Wetherell dated April 1,
                        1997, as amended March 1, 1999

        10.3            Employment Agreement with Paul J. Devermann dated July 20,
                        1997, as amended March 1, 1999

        10.4 Form of Indemnity Agreement entered into by the registrant with its directors and executive officers

        10.5            Letter Agreement with Takenaka & Company LLC

        10.6            1994 Employee Stock Option Plan

        10.7            1994 Nonqualified Stock Option Plan

        10.8            1999 Stock Option Plan

        10.9            Merger Agreement with XImage Corporation dated November 12,
                        1997

        10.10           Promissory Note in favor of Chester L.F. Paulson dated
                        November 1999

        10.11           Loan and Indemnification Agreement with Chester L.F. Paulson

        10.12           Teaming Agreement with Hewlett-Packard Singapore (Sales) PTE
                        Ltd. dated April 30, 1999

        10.13           Value Added Reseller Agreement with Intelligence and
                        Strategic Processes Pty. Ltd.
                        dated January 1, 1999

        10.14           OEM and Development Agreement with Excalibur Technologies
                        Corporation
                        dated April 30, 1998

        10.15           Lease between Thornmint I and the registrant dated June 9,
                        1998

        10.16           Memorandum of Understanding with Siemens Business Services
                        S.A.
                        dated September 27, 1999

        10.17           Teaming Agreement with PRC Inc. dated November 5, 1998

        10.18           Memorandum of Understanding with Polaroid Corporation dated
                        September 13, 1999

        10.19           Teaming Agreement with H.T.E., Inc. dated August 6, 1999

        10.20           Software License and Services Subcontract with PRC Inc.
                        dated June 29, 1999

        10.21           Agreement with Kitsap County dated June 28, 1999

        10.22           Maintenance Agreement between Sagem S.A. and XImage
                        Corporation
                        dated January 31, 1994 for the portrait storage system of Kuwait

        10.23           Agreement with Law Enforcement Support Agency (County of
                        Pierce and City of Tacoma, Washington) dated April 23, 1999

        10.24           Agreement with the State Procurement Office of Arizona dated
                        January 14, 1999

        10.25           Agreement with the City of San Antonio dated September 2,
                        1999

        10.26           Agreement with Milwaukee County dated June 21, 1999

        10.27           Procurement Agreement with the Orange County Sheriff's
                        Office, Florida
                        dated August 2, 1999

EXHIBIT NO.                                     DESCRIPTION
-----------             ------------------------------------------------------------
        10.28           Subcontract Agreement between Science Applications
                        International Corporation and XImage Corporation dated
                        September 26, 1996 with regard to the City of New York
                        Police Department

        10.29           Agreement with King County, Washington dated November 1,
                        1999

        10.30           Agreement with County of Hennepin dated November 23, 1993

        10.31           Agreement with Ventura County Sheriff's Department dated
                        October 12, 1999

        10.32           Securities Purchase Agreement with Atlus Co., Ltd. dated
                        March 7, 1997

        10.33           Notes and Security Agreements in favor of Imperial Bank

        10.34           Convertible Promissory Note in favor of S. James Miller, Jr.
                        dated June 15, 1995

        10.35           Convertible Promissory Note in favor of Naoya Harano dated
                        November 10, 1999

        10.36           Convertible Promissory Note in favor of Patrick Downs dated
                        June 15, 1995

        10.37           Stock Purchase Warrant in favor of Naoya Harano dated
                        November 10, 1999

        10.38           Stock Purchase Warrant in favor of Torrey Pines Securities

        10.39           Form of Warrant (Former XImage Shareholders)

        10.40           Form of Warrant (Former XImage Officers, Noteholders and
                        Other Investors)

        10.41           Form of Warrant (Officers and directors)

        10.42           Warrant to Purchase Common Stock in favor of Imperial Bank

        10.43           Registration Rights Agreement with R Squared Limited dated
                        February 1999

        10.44           Form of Warrant (Purchasers of Series B units)

        10.45           Relationship Agreement with the National Insurance Crime
                        Bureau dated January 20, 1997

        10.46           License Agreement with Atlus Co., Ltd. dated March 7, 1997

        10.47           Software Development and Technology License Agreement with
                        Panasonic Computer Peripherals Company dated October 20,
                        1998

        10.48           Licensing Agreement with Viisage Technology, Inc. dated
                        November 16, 1998

        10.49 Value Added Reseller Agreement with Visionics Corporation dated October 7, 1998

        10.50           Software License and Services Subcontract with Digital
                        Biometrics, Inc. dated July 23, 1999

        21              XImage Corporation

        23.1            Consent of PricewaterhouseCoopers LLP, independent auditors

        23.2            Consent of Luce, Forward, Hamilton & Scripps LLP. Reference
                        is made to Exhibit 5.1

        24              Power of Attorney. Reference is made to the signature page.

        27              Financial Data Schedule

------------------------

*   To be filed.

ITEM 28. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to:

    (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

        (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

    (5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

    In addition, the undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on December 20, 1999.

                                                       IMAGEWARE SYSTEMS, INC.

                                                       BY:           /S/ S. JAMES MILLER, JR.
                                                            -----------------------------------------
                                                                 S. James Miller, Jr., PRESIDENT

    Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints S. James Miller, Jr. and Wayne Wetherell, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

    In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

                SIGNATURE                                  TITLE                        DATE
                ---------                                  -----                        ----
         /s/ S. JAMES MILLER, JR.           President and Chief Executive
    ---------------------------------         Officer (Principal Executive        December 20, 1999
           S. James Miller, Jr.               Officer) and Director

                                            Vice President of Finance and Chief
           /s/ WAYNE WETHERELL                Financial Officer (Principal
    ---------------------------------         Financial Officer and Principal     December 20, 1999
             Wayne Wetherell                  Accounting Officer)

           /s/ PATRICK J. DOWNS             Director
    ---------------------------------                                             December 20, 1999
             Patrick J. Downs

           /s/ JOHN L. HOLLERAN             Director
    ---------------------------------                                             December 20, 1999
             John L. Holleran

            /s/ YUKUO TAKENAKA              Director
    ---------------------------------                                             December 20, 1999
              Yukuo Takenaka